Exhibit 4.1

DATED 30 OCTOBER 2015

Time Inc. (UK) Blue Fin Holdings Limited

as the Seller

Time Inc. (UK) Ltd

Time Inc.

as the Guarantor

Blue Fin UK Limited

as the Buyer

AGREEMENT

for the sale and purchase of the share capital of

IPC Magazines Group Limited

Contents

Clause	Name	Page
1	Definitions and interpretation	1
2	Sale and purchase	12
3	Consideration	12
4	Deposit and termination	12
5	Adjustments to consideration	13
6	Completion	13
7	Conduct of business Pending completion	15
8	Warranty and indemnity insurance policy	16
9	Seller warranties	16
10	Buyer warranties	17
11	Property matters	17
12	Specific Indemnities	19
13	Guarantee	22
14	Termination	23
15	Post-Completion matters, further assurance and assistance	25
16	Announcements and confidentiality	26
17	Assignment	27
18	Entire agreement	28
19	Costs	28
20	Payments	28
21	Effect of completion	29
22	Cumulative rights	30
23	Third party rights	30
24	Waiver	30
25	Variations	30
26	Invalidity	30
27	Communications	31
28	Service of process	32
29	Counterparts	32
30	Governing law and jurisdiction	32

Schedule	Name	Page
1	Details of the Target Group	33
1	Part 1 The Company	33
1	Part 2 Subsidiary	34

2	Completion formalities	35
2	Part 1 The Seller’s obligations	35
2	Part 2 The Buyer’s obligations	37

3	Warranties	38

4	Limitation of the Seller’s Liability	49

5	Property	54
5	Part 1 Details of the Property	54
5	Part 2 Title and Other Property Documents	55

6	Completion Accounts	56
6	Part 1 Preparation of the Completion Accounts	56
6	Part 2 Contents of the Completion Accounts	58

6	Part 3 Specific Accounting Policies	59
6	Part 4 Pro forma Completion Accounts	62

7	Buyer Warranties	63

8	Occupational Leases	65

9	Matters requiring Buyer’s consent	66

10	Pre-exchange Reorganisation	70

11	Third Party Service Agreements	71

12	Resilience Services Agreement Heads of Terms	75

13	Inventory	77

Execution Page		78

PARTIES

(1)	TIME INC. (UK) BLUE FIN HOLDINGS LIMITED a company incorporated in England and Wales with registered number 9759756 whose registered office is at Room 3-C29, Blue Fin Building, 110 Southwark Street, London, SE1 0SU (the “Seller”).

(2)	TIME INC. (UK) LTD a company incorporated in England and Wales with registered number 53626 whose registered office is at Room 3-C29, Blue Fin Building 110 Southwark Street London SE1 0SU (“TIUK”).

(3)	TIME INC., a company incorporated in Delaware (with Tax ID number 13-3486363) whose registered office is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801 (the “Guarantor”).

(4)	BLUE FIN UK LIMITED a company incorporated in Jersey with registered number 119820 whose registered office is at 47 Esplanade, St Helier, Jersey JE1 0BD (the “Buyer”).

BACKGROUND

The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“2014 Deed of Covenant” means the deed of covenant dated 5 June 2014 and made between the Seller, the Target and IPC Media Pension Scheme Trustee Limited.

“2014 Reorganisation” means the reorganisation on 29 April 2014 consisting of:

(a)	the sale of the shares representing the entire issued share capital in the Company from Time UK Publishing Holdings Limited to IPC Media Limited (now Time Inc. (UK) Ltd); and

(b)	the sale of the shares representing the entire issued share capital in IPC Magazines UK Limited from the Company to Time UK Publishing Holdings Limited.

“Accounts” means the audited statement of financial position as at the Accounts Date and the audited income statement for the financial year ended on the Accounts Date, of each Target Group Member approved by the relevant board of directors, including all notes, reports and statements included therein, in the form contained in folder 7.2 (file name “IPC Magazines Group Limited 2014 v. signed”) and folder 7.3 (file name “IPC Group Property Management – December 2014”) of the Data Room respectively.

“Accounts Date” means 31 December 2014.

“Agreed Caps” shall have the meaning given in Schedule 4 (Limitation of the Seller’s Liability ) (Limitation of the Seller’s Liability) paragraph 3.

“Applicable Laws” means all applicable laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court, tribunal, competent authority, any governmental or regulatory entity, whether local, national, international or otherwise, existing from time to time.

“Arrears” shall mean rent, interests in respect of late payments or other income for which there is entitlement of the Company to recovery (including any service charge arrears), and which have become due from a tenant, but which have not been paid as at Completion (excluding the Insurance Arrears).

“BaxterStorey” means BaxterStorey Ltd a company registered in England and Wales whose registered number is 1962583 and whose registered office is situated at TVP 2, 300 Thames Valley Park Drive, Reading, Berkshire, RG6 1PT.

“BaxterStorey Catering Contract” means any new contract between TIUK and BaxterStorey to provide catering services entered into before Completion (or, failing a new agreement, the existing contract (whether express or implied, signed or unsigned)) between TIUK and BaxterStorey for the provision of catering and related services.

“BaxterStorey Contracts” means the BaxterStorey Catering Contract (and any assignment of this contract to the Subsidiary in accordance with the terms of this Agreement) and the BaxterStorey Reception Contract and “relevant BaxterStorey Contract” shall be construed accordingly.

“BaxterStorey Reception Contract” means any new contract between the Subsidiary and BaxterStorey entered into before Completion (or, failing a new agreement, the existing contract (whether express or implied, or signed or unsigned)) between the Subsidiary and BaxterStorey for the provision of reception and related services.

“BaxterStorey Transferring Employees” has the meaning given in clause 12.3.1.

“Business Day” means a day (other than a Saturday or Sunday) on which the clearing banks in London (United Kingdom), Jersey, Delaware and Ontario (Canada) are generally open for business.

“Buyer’s Accountants” means KPMG LLP of 15 Canada Square, London E14 5GL.

“Buyer’s Group” means:

(a)	the Buyer and its Group Members;

(b)	OPG European Holdings (Lux) Sarl and its Group Members; and

(c)	Silvertip Investments Pte Ltd, its holding company Temasek Holdings (Private) Limited (“TH”) and TH’s subsidiary companies (other than any of its portfolio companies with their own independent boards or management) and their respective shareholders.

“Buyer’s Solicitors” means Herbert Smith Freehills LLP of Exchange House, Primrose St, London EC2A 2EG.

“Buyer’s Solicitors Account” means the Buyer’s Solicitors client account at Coutts & Co, account name: Herbert Smith Freehills LLP, Client GBP Account, account number 03006778, sort code 18 00 02 (use reference: Kestrel/30977840).

“Claim” means a Warranty Claim or a claim under the Tax Deed.

“Company” means IPC Magazines Group Limited, a company incorporated in England and Wales with registered number 03412303 and its registered office at Blue Fin Building, 110 Southwark Street, London SE1 0SU.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 6 (Completion).

“Completion Accounts” means the balance sheets of the Target Group as at the date of Completion, prepared and agreed or determined in accordance with Schedule 6 (Completion Accounts ).

“Completion Date” means the date on which Completion takes place in accordance with Clause 6 (Completion).

“Completion Payment” shall have the meaning given in Clause 3.2.

“Consideration” shall have the meaning given in Clause 3.1.

“Control” means the power of a person (and persons acting in concert with that person) (the “first person”) to secure that the affairs of another person (the “other”) are conducted directly or indirectly in accordance with the wishes of the first person or the beneficial ownership of greater than 50% of the voting rights generally exercisable at board meetings or general meetings or similar meetings of the other and “Controlled” and “Controlling” shall be construed accordingly. For these purposes, “persons acting in concert”, in relation to a person, refers to persons which actively co-operate pursuant to an agreement, understanding or arrangement (whether formal or informal) with the person with a view to obtaining or consolidating Control of the other person.

“Data Room” means the electronic data room hosted and maintained by the Seller’s Solicitors for the purpose of allowing the Buyer to conduct due diligence in connection with the sale and purchase of the Company, pursuant to this Agreement, the contents of which have been copied onto a data stick and delivered to the Buyer on or before the date of this Agreement.

“Deposit” means £20,750,000.

“Disclosed” means fairly disclosed by the Seller to the Buyer and a matter shall be fairly disclosed only to the extent that the relevant facts and circumstances are contained in the relevant Disclosure Letters and/or the Disclosure Documents in sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed.

“Disclosure Documents” means the documents and information made available to the Buyer and its agents or advisers in the Data Room up to 17:00 (London time) on 28 October 2015, an index of which is set out in or attached to the First Disclosure Letter and including the Replies to Enquiries and the Replies to Corporate Enquiries.

“Disclosure Letters” means the First Disclosure Letter and the Second Disclosure Letter or either of them.

“Draft Completion Accounts” shall have the meaning given in Schedule 6 (Completion Accounts), Part 1 (Preparation of the Completion Accounts), paragraph 1.

“Draft Completion NAV” shall have the meaning given in Schedule 6 (Completion Accounts) Part 1 paragraph 1.

“Domain Name” means the domain name bluefinvenue.co.uk.

“Encumbrance” means a mortgage, charge, pledge, lien, encumbrance, option, right of pre-emption, conversion or set-off, reservation of title, right to acquire or other security or third party right or interest of any kind.

“Estimated NAV” means the Seller’s estimate of aggregate of the net asset value of the Company immediately prior to Completion, being £412,465,000.

“Exchange Rate” means with respect to a particular currency on a particular date, the closing mid-point rate of exchange for that currency into pounds sterling as set out in the London edition of the Financial Times first published after that date.

“Existing Insurance Policies” means:

(a)	the property insurance policy entered into by TIUK with QBE Insurance (Europe) Limited;

(b)	the building insurance entered into between Time Inc. and FM Global; and

(c)	the public liability policy M2UK0014 provided by ACE European Group Limited for the period commencing on 1 June 2006 and ending on 31 May 2013 and the public liability policy UKCAN64608 provided by ACE European Group Limited for the period commencing on 1 June 2013 and ending on 30 September 2016.

“Expiry Date” means:

(a)	in relation to a Claim (other than a Tax Claim, a Claim under the Fundamental Warranties) and any other claim relating to this Agreement (other than a Pensions Indemnity Claim or a claim falling within limb (b) below), the second anniversary of the Completion Date; or

(b)	in relation to a Claim under the Fundamental Warranties or a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed), or a Claim under Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed, or Clause 9.2(g) of the Tax Deed, or a Claim under Clause 7.1 of the Tax Deed, Clause 7.2 of the Tax Deed, Clause 8.5 of the Tax Deed, Clause 9.8 of the Tax Deed, Clause 10.5 of the Tax Deed, Clause 10.10 of the Tax Deed, Clause 12.4 of the Tax Deed or a Claim under the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y) the fifth anniversary of the Completion Date; or

(c)	in relation to a Tax Claim (other than a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed) or a Claim under the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y)) or a Pensions Indemnity Claim, the seventh anniversary of the Completion Date.

“Final Completion NAV” means the aggregate net asset value of the Company calculated using the Completion Accounts.

“First Disclosure Letter” means the letter dated the same date as this Agreement from the Seller and TIUK to the Buyer relating to the Warranties together with the documents which are stated in that letter to be deemed included in it or are attached to it.

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee.

“Fundamental Warranties” means the Warranties set out in Schedule 3 (Warranties), paragraph 1 (Shares and share capital), paragraph 2, paragraphs 3(b), paragraph 3(e) and paragraph 15(b).

“Generators” means the uninterruptible powers supply generators servicing the Property.

“GPUK Rent Review” means the rent review in respect of the lease of part of the eleventh floor of the Property dated 21 July 2009 made between (1) IPC Media Limited (2) HSBC Merchant Services Limited and (3) Global Payments Inc which was due to take place on 21 July 2014.

“Group Members” means in relation to a specified person:

(a)	any company, limited liability partnership, partnership, limited partnership or other undertaking or entity which is, in relation to such person, its parent undertaking, its subsidiary undertaking or a subsidiary undertaking of any parent undertaking of it (and the terms “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with section 1162 and Schedule 7 of the Companies Act 2006); or

(b)	any other person directly or indirectly Controlled by or Controlling, or under direct or indirect common Control with, such person,

and “Group” shall be construed accordingly;

“Group Relief” has the meaning given to it in the Tax Deed.

“Guaranteed Obligations” means the following obligations or liabilities of the Seller and/or TIUK:

(a)	a Warranty Claim relating to the Fundamental Warranties;

(b)	a Claim relating to the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y) of Schedule 3 (Warranties);

(c)	a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed) or a Claim under Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed or Clause 9.2(g) of the Tax Deed;

(d)	any breach of Schedule 9, paragraphs 1 and 2;

(e)	the specific indemnities given by the Seller pursuant to Clause 12; and

(f)	a Claim under Clause 7.1 of the Tax Deed, Clause 7.2 of the Tax Deed, Clause 9.8 of the Tax Deed, Clause 10.5 of the Tax Deed, Clause 10.10 of the Tax Deed or Clause 12.4 of the Tax Deed.

“Independent Accountants” shall have the meaning given to it in Schedule 6 (Completion Accounts) Part 1 paragraph 5 (Preparation of Completion Accounts).

“Insurance Arrears” means insurance charges or interest in respect of the late insurance charges payments for which there is entitlement of the Company to recovery, and which have become due from a tenant, but which have not been paid as at Completion.

“Inventory” means the assets listed in Schedule 13.

“Leases Reorganisation” means

(a)	the surrender, with Full Title Guarantee, of the headleases relating to the Property dated 15 May 2007, such documents being in the forms contained at subfolders 2.1.1.29.1 (main lease surrender), 2.1.1.29.2 (level 4 surrender) and 2.1.1.29.4 (part level 12 surrender) of the Data Room, SDLT returns and elections under section 198 of the Capital Allowances Act 2001 in connection with the same; and

(b)	the variation in accordance with the Occupational Lease Variation of all relevant Occupational Leases.

“Licences to Occupy” means the licences to use the terraces on the third and tenth floors of the Property, the restaurant on the 11th floor of the Property and the coffee bar on the 11th floor of the Property which have been granted to Detica Limited, Giving.com Limited, Telstra Limited and Instant Offices Limited.

“Losses” means all claims, demands, actions, awards, judgments, settlements, costs, expenses, liabilities, damages, losses (including all interest, fines, penalties, management time and legal and other professional costs and expenses.

“Management Accounts” means the unaudited statement of financial position as at the Management Accounts Date and the income statement of the Company and the Subsidiary for the period from the Accounts Date to the Management Accounts Date.

“Management Accounts Date” means 30 June 2015.

“Material Contract” means any contract, arrangement or commitment by which a member of the Target Group is bound which:

(a)	is other than on arms’ length commercial terms;

(b)	is not freely terminable by the relevant member of the Target Group with 6 months’ notice or less and or is terminable at a cost to the relevant Target Group Member (other than outstanding rights accrued thereunder) in excess of £10,000; or

(c)	involves or is likely to involve income or expenditure or liabilities in excess of £100,000 per annum.

“Mediaocean Rent Review” means the rent review in respect of the lease of part of the 1st floor dated 30 September 2015 made between the Company and Mediaocean Limited contained at subfolder 2.1.1.17 of the Data Room.

“M&G Retail Option” means the option to purchase the M&G Headleases contained in the M&G Headleases. For these purposes “M&G Headleases” means the following leases of parts of the Property:

(a)	Lease of Parts of First Floor, Ground Floor and Basement Levels 1, 2 and 3 dated 13 May 2004 made between (1) IPC Magazines Group Limited and (2) The City of London Real Property Company Limited; and

(b)	Supplemental lease of Parts of Ground Floor dated 23 January 2008 made between (1) IPC Magazines Group Limited and (2) The City of London Real Property Company Limited.

“Objection Report” has the meaning given in Schedule 6 (Completion Accounts), paragraph 4(b).

“Occupational Lease” means the leases of the Property listed in Schedule 8 (Occupational Leases).

“Occupational Lease Variation” means the forms of deed of variation and letters ancillary thereto contained in the Data Room at subfolder 2.1.1.1 (VM Ware UK Limited), 2.1.1.2 (Tableau Software UK Limited), 2.1.1.3 (GPUK LLP), 2.1.1.4 (Trinity College London), 2.1.1.5 (Totaljobs Group Limited), 2.1.1.9 (Canonical Group Limited), 2.1.1.10 (Confirmit Limited), 2.1.1.11 (Tableau Software UK Limited) and 2.1.1.12 (BAE Systems Applied Intelligence Limited).

“Pension Scheme” means the IPC Media Pension Scheme.

“Pensions Covenant” means the covenants and obligations of Time Inc. (UK) Ltd and IPC Magazines Group Limited under the Deed of Covenant between Time Inc. (UK) Ltd (formerly known as IPC Media Limited), IPC Magazines Group Limited and IPC Media Pension Trustee Limited and dated 5 June 2014.

“Pensions Indemnity Claim” means a claim under the indemnity given in Clause 12.8.

“Pre-Completion Returns” has the meaning given in the Tax Deed.

“Pre-exchange Reorganisation” means the transactions completed before the date of this Agreement as a result of which the Seller became the sole legal and beneficial owner of the Shares.

“Premium and Fees” means premium (inclusive of insurance premium tax), any brokers fees, insurance premium tax and any value added tax (in each case to the extent applicable) payable under the W&I Policy.

“Property” means the property described in Schedule 5 (Property).

“Related Person” means in respect of a specified person, its directors, officers, employees, agents, consultants, financial legal and other professional advisors.

“Relief” has the meaning given in the Tax Deed.

“Relevant Accounting Standards” means generally accepted accounting principles in the United Kingdom consisting of:

(a)	all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council (or by its predecessor, the Accounting Standards Board), and extant at the date of this Agreement; and

(b)	the applicable provisions of the Companies Act 2006.

“Rent Review” means either of the Mediaocean Rent Review or the GPUK Rent Review.

“Replies to Corporate Enquiries” means the written replies of the Seller’s Solicitors to the written enquiries of the Buyer’s Solicitors in respect of the Companies on or prior to the date of this Agreement, copies of which are included in the Disclosure Documents.

“Replies to Enquiries” means the replies to the Commercial Property Standard Enquiries and the written replies to any additional enquiries raised by the Buyer or the Buyer’s Solicitors which are included in the Disclosure Documents.

“Resilience Services Agreement” means the agreement to be entered into pursuant to Clause 6.3.3, between the Company, Subsidiary, and TIUK regarding the provision of resilience services in accordance with the terms set out in Schedule 12.

“Second Disclosure Letter” means the letter from the Seller and TIUK to the Buyer to be dated on the Completion Date relating to the Warranties repeated at Completion pursuant to Clause 9.2, in the same form as the First Disclosure Letter save for such letter being varied by the inclusion of any new disclosures as are applicable to events or circumstances arising after the date of this Agreement.

“Seller’s Accountants” means Deloitte LLP.

“Seller’s Debt” means the net amount (including accrued unpaid interest) payable (or receivable, as the case may be) between the Target Group to (or from, as the case may be) the Seller’s Group, expressed as a positive number (or a negative number as the case may be).

“Seller’s Solicitors” means Berwin Leighton Paisner of Adelaide House, London Bridge, London EC4R 9HA.

“Seller’s Solicitors’ Account” means:

Account Name:	Berwin Leighton Paisner LLP General Client Account

Account Number:	50089753

IBAN:	GB66 BARC 2065 8250 0897 53

Bank Name:	Barclays Bank Plc, One Churchill Place, London, E14 1ND

Sort Code:	20-65-82

SWIFT:	BARCGB22

Reference:	ABGD/36149.00001.

“Shares” means 805,904,081 ordinary shares of £0.0001 each comprising the entire issued share capital of the Company.

“Specific Indemnities” means the specific indemnities given by the Seller to the Buyer under Clause 12 (Specific Indemnities).

“Standard Conditions” means the Standard Commercial Property Conditions (Second Edition).

“Subsidiary” means IPC Group Property Management Ltd, a company incorporated in England and Wales with registered number 05541954 and its registered office at Blue Fin Building, 110 Southwark Street, London SE1 0SU.

“Surviving Provisions” means Clause 1 (Definitions and interpretation), Clause 16 (Announcements and confidentiality), Clause 17 (Assignment), Clause 18 (Entire agreement), Clause 19 (Costs), Clause 20 (Payments), Clause 21 (Effect of completion), Clause 22 (Cumulative rights), Clause 23 (Third party rights), Clause 24 (Waiver), Clause 25 (Variations) Clause 26 (Invalidity) , Clause 27 (Communications), Clause 28 (Service of process), Clause 29 (Counterparts) and Clause 30 (Governing law and jurisdiction) and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement.

“Tableau Agreement for Lease” means the agreement for lease dated 12 October 2015 and made between (1) Time Inc. (UK) Limited (2) Tableau Software UK Limited and (3) Tableau Software, Inc. for the grant of an underlease of the 8th floor of the Building.

“Tableau Documents” means the following documents in the agreed form:

(a)	Tableau Agreement for Lease;

(b)	a licence to underlet dated 14 October 2015 made between (1) IPC Magazines Group Limited (2) TIUK (3) Tableau Software UK Limited and (4) Tableau Software, Inc. authorising the entry into the Tableau Agreement for Lease;

(c)	a reversionary lease dated 12 October 2015 made between (1) TIUK (2) Tableau Software UK Limited and (3) Tableau Software, Inc. in relation to the premises on the 5th floor of the Property currently occupied by Tableau Software UK Limited;

(d)	a deed of variation dated 12 October 2015 made between (1) TIUK (2) Tableau Software UK Limited and (3) Tableau Software, Inc. varying the terms of Tableau Software UK Limited’s current occupational lease of premises on the 5th floor of the Property;

(e)	a reversionary lease dated 12 October 2015 made between (1) TIUK (2) Tableau Software UK Limited and (3) Tableau Software, Inc. in relation to the premises on the 11th floor of the Property currently occupied by Tableau Software UK Limited;

(f)	a deed of variation dated 12 October 2015 made between (1) TIUK (2) Tableau Software UK Limited and (3) Tableau Software, Inc. varying the terms of Tableau Software UK Limited’s current occupational lease of premises on the 11th floor of the Property;

(g)	a tenancy agreement dated 12 October 2015 made between (1) IPC Magazines Group Limited and (2) Tableau Software UK Limited and (3) Tableau Software, Inc. for the grant of a lease of premises on the 9th floor of the Property;

(h)	a pre-emption agreement dated 12 October 2015 made between (1) IPC Magazines Group Limited and (2) Tableau Software UK Limited granting a right of pre-emption in favour of Tableau Software UK Limited over parts of the Property.

“Target Group” means the Company and the Subsidiary and “Target Group Members” shall be construed accordingly.

“Tax” or “Taxation” has the meaning given to it in the Tax Deed.

“Tax Authority” has the meaning given in the Tax Deed.

“Tax Claim” has the meaning given in the Tax Deed.

“Tax Deed” means the deed in the agreed form relating to Tax.

“Tax Warranties” means the Warranties set out in Schedule 3 (Warranties) paragraph 15 (Tax).

“Third Party Claim” has the meaning given to it in Schedule 4 (Limitation of the Seller’s Liability) paragraph 10.

“Time Lease Variation Deeds” means the deeds of variation in the agreed form in respect of the Time Leases between the Company, TIUK and the Guarantor.

“Time Leases” means the leases granted to TIUK specified in Schedule 8.

“Transaction Documents” means this Agreement and the documents entered into in accordance with this Agreement including the Disclosure Letters and the Tax Deed.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Transferring Employees” is defined in clause 12.1.

“Warranties” means the warranties of the Seller contained in Schedule 3 (Warranties) given as at the date of this Agreement pursuant to Clause 9.1 and repeated at Completion pursuant to Clause 9.2.

“Warranty Claim” means a claim under the Warranties.

“W&I Policy” means the warranty and indemnity insurance policy in respect of Claims put in place on or prior to the execution of this Agreement.

1.2	In this Agreement, unless otherwise stated:

(a)	reference to this Agreement is to this agreement as varied, supplemented, novated or replaced from time to time;

(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;

(c)	reference to a document being “in the agreed form” is to that document in the form approved and for identification purposes signed or initialled by or on behalf of each of the parties to it;

(d)	reference to a statute or statutory provision includes a reference to:

(i)	any statutory amendment, consolidation or re-enactment of it to the extent in force at the date of this Agreement;

(ii)	all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force at the date of this Agreement; and

(iii)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment,

except to the extent that any amendment, consolidation or re-enactment of statutory instruments, subordinate legislation or order coming into force after the date of this Agreement would increase or extend the liability of a party under this Agreement;

(e)	reference to a “person” includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;

(f)	reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(g)	a Clause or Schedule is to a Clause of or Schedule to, this Agreement and any reference to this Agreement includes its Schedules;

(h)	the terms “financial year”, “parent undertaking”, “subsidiary undertaking” and “undertaking” (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;

(i)	reference to the time of day is to the time in London; and

(j)	reference to “pound sterling” or “£” is to the lawful currency of the United Kingdom.

1.3	In this Agreement the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”.

1.4	The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

1.5	In the Warranties (and otherwise, where the context requires):

(a)	references to a statutory provision or to a legal or accounting principle applying under English law shall be treated as including references to the nearest corresponding provision or principle in the local jurisdiction; and

(b)	references to a governmental, regulatory or administrative authority or other body or agency in the United Kingdom shall be treated as including references to the nearest equivalent governmental, regulatory or administrative authority or other body or agency in that jurisdiction.

1.6	To determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded, any amounts not stated in pounds sterling shall be converted into pounds sterling at the Exchange Rate on the relevant date. The relevant date is:

(a)	when determining whether a limit or threshold in a warranty has been reached or exceeded, the date at which the Warranty is given; and

(b)	when determining whether a threshold in Schedule 4 (Limitation of the Seller’s Liability) has been exceeded, the date a Claim is notified.

2	SALE AND PURCHASE

On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the legal and beneficial title to the Shares with Full Title Guarantee free from all Encumbrances and together with all rights attached to them at Completion (including, the right to receive all dividends and distributions declared, made, accrued or paid at any time).

3	CONSIDERATION

3.1	Consideration

The consideration (the “Consideration”) payable by the Buyer to the Seller for the purchase of the Shares shall be an amount equal to the Estimated NAV, adjusted in accordance with Clause 5 (Adjustments to consideration).

3.2	Completion Payment

The Estimated NAV less an amount equal to the Deposit and any accrued interest thereon as at the Completion Date (the “Completion Payment”) is payable by the Buyer to the Seller at Completion on account of the Consideration.

4	DEPOSIT AND TERMINATION

4.1	On or before the date of this Agreement the Buyer shall pay the Deposit to the Seller’s Solicitors’ Account in cleared funds for same day value, to be held by the Seller’s Solicitors as stakeholder on the terms of this Clause 4 (Deposit and termination). The Seller shall instruct the Seller’s Solicitors to place the Deposit on an interest bearing deposit and subsequently to release the Deposit in accordance with the terms and conditions of this Agreement.

4.2	Upon Completion the Seller’s Solicitors are hereby authorised by the parties to pay the Deposit (and all interest accrued thereon) to the Seller on partial account of the Consideration.

4.3	If the Agreement is terminated pursuant to Clause 6.5.2 or Clauses 14.1.1(a) or 14.1.1(b), the Deposit shall be returned to the Buyer (together with accrued interest) as soon as practicable and in any event no later than five (5) Business Days after the date of such termination.

4.4	If the Agreement is terminated pursuant to Clause 6.5.3 then the Deposit (together with accrued interest) shall be forfeited by the Buyer and shall be released to the Seller.

5	ADJUSTMENTS TO CONSIDERATION

5.1	Following Completion, the Completion Accounts and the Final Completion NAV shall be prepared and agreed or determined in accordance with Schedule 6 (Completion Accounts).

5.2	The Consideration shall be subject to adjustment as follows:

(a)	if the Final Completion NAV is less than the Estimated NAV the Consideration shall be reduced by the amount of the shortfall; or

(b)	if the Final Completion NAV is more than the Estimated NAV, the Consideration shall be increased by the amount of the excess.

5.3	The Seller shall repay any reduction in the Consideration or the Buyer shall pay a sum equal to the amount of any increase, as the case may be, pursuant to Clause 5.2 within ten Business Days after the amount of the Final Completion NAV has been agreed or determined in accordance with Schedule 6 (Completion Accounts).

6	COMPLETION

6.1	Completion

6.1.1	Subject to Clause 6.1.2, Completion shall take place at the offices of the Seller’s Solicitors on 24 November 2015 (or such other earlier date as the parties may agree in writing).

6.1.2	The Buyer may, on or before 17 November 2015, give notice in writing to the Seller (which must comply with Clause 6.1.3) that the date of Completion shall be varied to a date after 24 November 2015, which must be not later than 15 December 2015 (the “Completion Extension Notice”). If the Buyer serves a Completion Extension Notice on the Seller pursuant to this Clause 6.1.2, Completion shall take place at the offices of the Seller’s Solicitors on the date specified in the Completion Extension Notice (or such other earlier date as the parties may agree in writing). For the avoidance of doubt, the Buyer may not serve more than one Completion Extension Notice and may not vary the Completion Date specified in a Completion Extension Notice without the written consent of the Seller.

6.1.3	Any Completion Extension Notice served pursuant to Clause 6.1.2 must specify in reasonable detail the reasons that Completion cannot take place on 24 November 2015. On request by the Seller, the Buyer must provide the Seller with evidence acceptable to the Seller, acting reasonably, of the reasons that Completion cannot take place on 24 November 2015.

6.2	The Seller’s obligations

6.2.1	At Completion, the Seller shall observe and perform (or procure the observance or performance of) the provisions of Schedule 2, Part 1 (The Seller’s obligations).

6.3	Other pre-Completion matters

6.3.1	At or before Completion, the Seller and TIUK shall use its reasonable endeavours to:

(a)	to the extent not completed as at the date of this Agreement, implement the Leases Reorganisation and provide evidence of the settlement of any SDLT payable in connection with the Leases Reorganisation;

(b)	provide signed reliance letters in the agreed form in respect of:

(i)	the M&E condition survey report issued by Hilson Moran dated 15 April 2015; and

(ii)	the façade and roof inspection report issued by Watts dated August 2015; and

(c)	procure that the website to which the Domain Name relates is migrated to the Buyer’s preferred IT service provider (as specified by the Buyer at least 5 Business Days prior to the Completion Date).

6.3.2	At or before Completion, the Seller and TIUK shall use their respective reasonable endeavours to carry out the actions specified in Schedule 11.

6.3.3	As soon as practicable after the date of this Agreement, the Seller will provide the Buyer with a draft of the Resilience Services Agreement. The Buyer and the Seller shall act reasonably to seek to agree the terms of the Resilience Services Agreement, taking into account the matters set out in Schedule 12.

6.3.4	On or before Completion, the Seller and/or TIUK (as applicable) shall procure that the Company enjoys legal and beneficial title to the assets listed in the Inventory.

6.4	The Buyer’s obligations

At Completion, the Buyer shall observe and perform (or procure the observance or performance of) the provisions of Schedule 2 (Completion formalities), Part 2 (The Buyer’s obligations).

6.5	No obligation to complete

6.5.1	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

6.5.2	If the Seller fails to comply with any material obligation under Clause 6.2, the Buyer may (provided the Buyer is ready, willing and able to complete), by written notice to the Seller (provided the Buyer is not itself in default of any of its obligations under Clause 6.4 other than as a result of the Seller’s default):

(a)	effect Completion so far as practicable having regard to the defaults which have occurred; or

(b)	fix a new date for Completion (being not more than twenty Business Days after the agreed date for Completion in which case the provisions of this Clause 6 (Completion)) shall apply as so deferred,

and, if Completion does not occur on the new date set for Completion pursuant to Clause 6.5.2(b) the Buyer may, by notice in writing, terminate this Agreement with immediate effect.

6.5.3	If the Buyer fails to comply with any obligation under Clause 6.4 (The Buyer’s obligations), the Seller may (provided the Seller is ready, willing and able to complete), by written notice to the Buyer (provided the Seller is not itself in default of its obligations under Clause 6.2 (The Seller’s obligations) other than as a result of the Buyer’s default):

(a)	effect Completion so far as practicable having regard to the defaults which have occurred; or

(b)	fix a new date for Completion (being not more than twenty Business Days after the agreed date for Completion in which case the provisions of this Clause 6 (Completion)) shall apply as so deferred,

and, if Completion does not occur on the new date set for Completion pursuant to Clause 6.5.3(b) the Seller may, by notice in writing, terminate this Agreement with immediate effect.

7	CONDUCT OF BUSINESS PENDING COMPLETION

7.1	Pending Completion, the Seller and TIUK shall procure that, at all times, the Target Group Members shall:

7.1.1	comply with all Applicable Laws in all material respects;

7.1.2	subject to the provisions of Schedule 9 (Matters requiring Buyer’s consent), continue carrying on their affairs in the normal course of business and in compliance with generally agreed principles of good estate management;

7.1.3	subject to the provisions of Schedule 9 (Matters requiring Buyer’s consent), continue to provide or procure the provision of such services to the Property as the Seller or the Target Group are obliged to provide or procure under the terms of the Occupational Leases;

7.1.4	comply with the provisions in Schedule 9 (Matters requiring Buyer’s consent).

7.2	The Seller and/or TIUK (as applicable) shall as soon as reasonably practicable, notify the Buyer in writing of any material notice, demand, application, registration or other communication which the Seller, TIUK, the Company or the Subsidiary may give to or receive from any tenant under any Occupational Lease or any other person in respect of the Property.

7.3	The Seller and/or TIUK (as applicable) shall keep the Buyer informed of any acts taken and any material developments or circumstances arising in respect of the Leases Reorganisation.

7.4	The Seller and/or TIUK (as applicable) shall notify the Buyer as soon as reasonably practicable upon becoming aware of any matter, circumstance, act or omission which is or may be a breach of this Clause 7 (Conduct of business Pending completion).

7.5	Pending Completion, the Seller and TIUK shall, upon the Buyer’s reasonable request, provide such reasonable access to the Property, during normal working hours and upon reasonable notice, to such individuals as the Buyer may require in connection with the Buyer’s financing of the transaction contemplated in this Agreement.

8	WARRANTY AND INDEMNITY INSURANCE POLICY

8.1	It is acknowledged by the parties that the Buyer intends, on the date of this Agreement, enter into the W&I Policy with effect from the date of this Agreement.

8.2	The Buyer acknowledges and undertakes that in the absence of fraud, the only recourse of the Buyer in respect of a breach of Warranty (other than a Fundamental Warranty) or a Tax Claim (other than a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed) or a Claim under the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y) or a Claim under Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed or Clause 9.2(g) of the Tax Deed) shall be under the W&I Policy.

8.3	The Buyer acknowledges that it shall be solely responsible for the Premium and Fees.

8.4	If there is any inconsistency between this Clause 8 (Warranty and indemnity insurance policy) and any other provision of this Agreement, this Clause 8 (Warranty and indemnity insurance policy) shall prevail.

9	SELLER WARRANTIES

9.1	Subject to Schedule 4 (Limitation of the Seller’s Liability):

9.1.1	the Seller warrants to the Buyer on the terms of the Warranties;

9.1.2	TIUK warrants to the Buyer on the terms of the Fundamental Warranties and the Warranties set out in paragraph 2 of Schedule 3 as if all the references to the Seller therein were instead references to the TIUK; and

9.1.3	the Guarantor warrants to the Buyer on the terms of the Warranties set out in paragraph 2 of Schedule 3 as if all the references to the Seller therein were instead references to the Guarantor.

9.2	Subject to Schedule 4 (Limitation of the Seller’s Liability), immediately prior to Completion:

9.2.1	the Seller shall warrant to the Buyer that each Warranty is true and accurate at that time; and

9.2.2	TIUK shall warrant to the Buyer that each of the Warranties given by it in clause 9.1.2 is true and accurate at that time;

9.2.3	the Guarantor shall warrant to the Buyer that each of the Warranties given by it in clause 9.1.3 is true and accurate at that time;

in each case by reference to the facts, matters and circumstances then subsisting and, for this purpose, the relevant Warranties shall be deemed to be repeated immediately prior to Completion as if any express or implied reference in the Warranties to the date of this Agreement was replaced by a reference to the Completion Date. If prior to Completion either the Seller or the Guarantor becomes aware of any fact, matter or circumstance which would constitute a breach of the Warranties at Completion he shall promptly give notice to the Buyer of such fact, matter or circumstance.

9.3	Where any Warranty is given by reference to the knowledge, belief or awareness of the Seller, or any analogous expression, it shall be deemed to be given and qualified by reference to the actual knowledge or belief of the directors of the Seller and TIUK having made enquiry only of Robbie MacDonald, Stephen May, Bill DeFazio, Jenny Noon, Jeff Bairstow and Donna Clark and the Seller and TIUK shall be deemed not to have any other knowledge, belief or awareness, whether actual, imputed, constructive or otherwise and neither the actual nor imputed knowledge, belief and awareness of the Seller’s employees, agents or advisers shall constitute the actual knowledge, belief or awareness of the Seller or TIUK.

9.4	Each of the Seller and TIUK waives any right or claim it may have against the Company, the Subsidiary or any of their respective directors, officers, employees, agents or professional advisers in respect of any error or omission in connection with any information supplied or statement made by them on which the Seller may have relied before agreeing to any term of this Agreement or the Tax Deed or authorising any statement in the Disclosure Letters.

9.5	Each of the Seller and TIUK waives any rights to seek a contribution from any director, officer, employee, agent or professional adviser of the Buyer in respect of any claim against the Seller or TIUK under this Agreement.

9.6	The only Warranties given in respect of matters concerning Tax are those set out in Schedule 3, paragraphs 2(e), 3(e)(v), 3(f), 5, 6(a), 6(b), 9, 14(b), 15(e) and paragraph 16 (Tax).

10	BUYER WARRANTIES

10.1	The Buyer warrants to the Seller on the terms of Schedule 7 (Buyer Warranties).

11	PROPERTY MATTERS

11.1	Treatment of arrears recoverable in the normal course of management

11.1.1	Neither the Seller nor the Buyer shall be obliged to pay or allow to the other any Arrears or Insurance Arrears on Completion.

11.1.2	The Buyer shall procure that the Company, following Completion, uses its reasonable endeavours to collect all Arrears and Insurance Arrears in the ordinary course of management, but neither the Buyer nor the Company shall be required to forfeit any tenancy, present any petition for bankruptcy or winding up, levy distress or issue any statutory demands or serve any notice under section 17 of the Landlord and Tenant (Covenants) Act 1995.

11.1.3	The Seller is to provide the Buyer with such information and vouchers held (if any) required for the recovery of Arrears and Insurance Arrears from a tenant.

11.1.4	To the extent payment in respect of Arrears is received by or on behalf of the Company in cleared funds after Completion the Buyer shall procure such payments are apportioned as soon as practicable as between the Seller and the Company in the ratio of the amounts owed to each (even if the tenant exercises its right to appropriate the payment in some other manner) and the Buyer shall then pay to the Seller within 10 (ten) Business Days of receipt of cleared funds an amount equal to the Arrears as so apportioned, subject to all amounts in respect of VAT for which the Company has accounted or will be required to account to HMRC being apportioned to the Buyer.

11.1.5	To the extent payment in respect of Insurance Arrears is received by or on behalf of the Company in cleared funds after Completion the Buyer shall procure such payments are paid to the Seller within 10 (ten) Business Days of receipt of cleared funds subject to all amounts in respect of VAT for which the Company has accounted or will be required to account to HMRC being apportioned to the Buyer.

11.1.6	The Buyer shall keep the Seller fully and regularly informed of the progress made in recovery of the Arrears and the Insurance Arrears.

11.2	Accounting for any rent review shortfall

11.2.1	Where following a Rent Review a reviewed rent is agreed or determined after Completion and, in consequence, an additional amount of rent becomes payable in respect of a period before Completion, Clauses 11.1.2, 11.1.4 and 11.1.6 shall apply to such additional amount of rent as if it were Arrears payable to the Seller (provided that there shall be no apportionment of any additional amount of rent relating to the period before Completion, which shall belong solely to the Seller).

11.3	Apportionment of Service Charge

11.3.1	Apportionment of service charges in respect of the Property shall be done through the Completion Accounts.

11.4	Insurance

11.4.1	The Seller and TIUK shall and/or shall procure that the Company shall:

(a)	maintain the Existing Insurance Policies until Completion (at the Seller’s cost) and the Seller shall not and shall procure that the Company shall not agree to the terms of the Existing Insurance Policies being amended, altered, varied or waived save with the express written consent of the Buyer;

(b)	comply with the terms of the Existing Insurance Policies and comply with all proper requests of the insurers in a timely manner until Completion, provided that any consents required to be given by the Buyer under this Agreement are given;

(c)	as soon as reasonably practicable upon becoming aware of any matter, facts or circumstances arising prior to Completion which will or may be reasonably likely to give rise to a claim under an Existing Insurance Policy, inform the Buyer of such matter, facts or circumstances and, if reasonably requested in writing by the Buyer, notify such claim in accordance with the terms of the relevant policy and the reasonable instructions of the Buyer; and

(d)	use reasonable endeavours to ensure that from the date of this Agreement until Completion the Buyer is noted in the Existing Insurance Policies as a composite insured or loss payee.

11.4.2	On Completion the Seller and TIUK shall cancel or procure the cancellation of the Existing Insurance Policies (insofar as they apply to the Target Companies or the Property) with effect from the date of Completion.

11.4.3	The Seller and TIUK shall apply for and use reasonable endeavours to procure a refund of the insurance premium under the Existing Insurance Policies attributed to the unexpired balance of the period in respect of which insurance under such policies was effected. As soon as reasonably practicable following receipt and in any event within ten (10) Business Days, the Seller shall procure payment of any refund of premium received by the Seller to the tenants of the Occupational Leases in proportion to the contribution to the premium which the tenant of the Occupational Leases has paid in advance to the Company.

11.4.4	If following Completion, the Company receives any refund of the premium in respect of the Existing Insurance Policies attributed to the unexpired balance of the period in respect of which insurance under such policies was effected, the Buyer shall procure payment of any refund of premium to the Seller in proportion to the contribution to the premium which the Seller has paid in advance by making such payment in to the Seller’s Solicitors’ account within ten (10) Business Days of receipt of such monies.

12	SPECIFIC INDEMNITIES

TUPE indemnity

12.1	Subject to clause 12.2 below, if as a result of or in connection with the transactions contemplated by or matters set out in this Agreement, the contract of employment (and/or any liabilities under or in connection with such contract of employment) of any person who is or was employed by TIUK, the Target Group or any other member of the Seller’s Group immediately before Completion is (or would have been if not for a dismissal in contravention of the Transfer Regulations) found or alleged to have transferred to the Buyer’s Group, the Target Group or any of their respective sub-contractors due to the operation of the Transfer Regulations (the “Transferring Employees”), the Seller and TIUK shall jointly and severally indemnify and keep indemnified the Buyer’s Group (including, following Completion, the Target Group) or their respective sub-contractors (as applicable) against the direct and indirect costs of that person’s employment and termination of that employment and any other liabilities or costs under or in connection with that employment or termination of employment which transferred to the Buyer’s Group, the Target Group or any of their respective sub-contractors because of the operation of the Transfer Regulations, provided that the termination of employment shall be carried out (or if termination cannot be effected by means of payment in lieu of notice, notice of termination of employment shall be given) by the Buyer’s Group, the Target Group or any of their respective sub-contractors (as applicable) within 14 calendar days of any one of them becoming aware that any of the Transferring Employees have claimed to transfer to them pursuant to the Transfer Regulations.

12.2	The indemnity in clause 12.1 above will not apply: (i) (for the avoidance of doubt) to any direct or indirect costs of the employment or termination of employment (and/or any liabilities under or in connection with the employment or termination of employment) of any person employed or engaged by any third party to provide services in relation to the Property as a result of or in connection with the Buyer’s Group, the Target Group or any of its/their subcontractors terminating and/or replacing, on or following Completion, any such services (or any part thereof); (ii) to the employment costs of the Transferring Employees to the extent that the Buyer’s Group, the Target Group or any of their respective sub-contractors obtains the benefit of the provision of the services by the Transferring Employee(s) concerned; or (iii) to the extent that any liability arises or increases by reason of acts or omissions (occurring after Completion) of the Buyer’s Group, the Target Group or any of their respective sub-contractors which are found to be or are allegedly unlawfully discriminatory.

12.3	Subject to: (i) clauses 12.4, 12.5 and 12.6 below; (ii) in respect of the indemnity in relation to the BaxterStorey Catering Contract, the BaxterStorey Catering Contract being assigned by TIUK to the Buyer on or before Completion; (iii) in respect of the indemnity in relation to the BaxterStorey Catering Contract, the BaxterStorey Catering Contract having terminated within 3 (three) months of Completion; and (iv) in respect of the indemnity in relation to the BaxterStorey Reception Contract, the BaxterStorey Reception Contract having terminated within 3 (three) months of Completion, the Seller and TIUK shall jointly and severally indemnify and keep indemnified the Buyer’s Group (including, following Completion, the Target Group) against:

12.3.1	the direct and indirect costs of employment and termination of the employment and any other liabilities or costs under or in connection with that employment or termination of employment of any person who (i) is employed by BaxterStorey at the time of the cessation or termination of the relevant BaxterStorey Contract or, immediately before the cessation or termination of the relevant BaxterStorey Contract was employed (or would have been so employed if not for a dismissal in contravention of the Transfer Regulations) by BaxterStorey, and (ii) is or was providing the services under the relevant BaxterStorey Contract, who claims to transfer under the Transfer Regulations to the Buyer’s Group, or the Target Group on the cessation or termination of the relevant BaxterStorey Contract (the “BaxterStorey Transferring Employees”), provided that the termination of employment shall be carried out (or if termination cannot be effected by means of payment in lieu of notice, notice of termination of employment shall be given) by the Buyer’s Group, or the Target Group (as applicable) within 14 calendar days of any one of them becoming aware that any of the BaxterStorey Transferring Employees have claimed to transfer to them pursuant to the Transfer Regulations; and

12.3.2	any claims by BaxterStorey under the terms of the BaxterStorey Contracts against the Buyer’s Group, or the Target Group in respect of: (i) any liability under or in connection with the employment or termination of employment of any BaxterStorey Transferring Employee (as a result of the cessation or termination of the BaxterStorey Contracts ; (ii) any liability arising from BaxterStorey’s dismissal of its employees employed in relation to the BaxterStorey Contracts by reason of redundancy during the term of the BaxterStorey Contracts in circumstances where the service requirements are reduced by the Buyer’s Group or the Target Group; or (iii) any other types of claims that BaxterStorey may make against the Buyer’s Group, or the Target Group in relation to BaxterStorey’s employees providing the services under the BaxterStorey Contracts immediately before the cessation or termination of the relevant BaxterStorey Contract, their termination as a result of the cessation or termination of the relevant BaxterStorey Contract, or the Transfer Regulations as a result of the cessation or termination of the relevant BaxterStorey Contract, because of any new indemnity protection or widened indemnity protection provided to BaxterStorey under the proposed new BaxterStorey Contracts as compared against the versions provided by email on 30 September 2015 at 7:04pm.

12.4	The indemnity in clause 12.3 above shall not apply:

12.4.1	(for the avoidance of doubt), in respect of the indemnity in relation to the BaxterStorey Catering Contract, if the Buyer enters into an agreement, on or before Completion, for the provision of catering services at the Property between the Buyer, the Company or the Buyer’s nominee (as the case may be) and BaxterStorey or another contractor;

12.4.2	(for the avoidance of doubt), in respect of the indemnity in relation to the BaxterStorey Reception Contract, if the Buyer enters into an agreement, on or before Completion, for the provision of reception services at the Property between the Buyer, the Company or the Buyer’s nominee (as the case may be) and BaxterStorey or another contractor;

12.4.3	if the Buyer is unable to show that it has used all commercially reasonable endeavours to enter into the agreement referred to at clause 12.4.1 above, as required in clause 15.7 below;

12.4.4	to the employment costs of the BaxterStorey Transferring Employees to the extent that the Buyer’s Group and/or the Target Group obtains the benefit of the provision of the services by the BaxterStorey Transferring Employee(s) concerned;

12.4.5	to the extent that the Buyer’s Group and/or the Target Group are able to recover any of the indemnified losses directly from BaxterStorey;

12.4.6	to the extent that the Buyer’s Group and/or the Target Group agrees that some or all of the BaxterStorey Transferring Employees shall transfer to them and continue their employment with the Buyer’s Group and/or the Target Group; and

12.4.7	to the extent that any liability arises or increases by reason of acts or omissions (occurring after Completion) of the Buyer’s Group and/or the Target Group which are found to be or are allegedly unlawfully discriminatory.

12.5	The Buyer’s Group and/or the Target Group agree that, before seeking to rely on the indemnities under clause 12.3 above, they shall seek to enforce any indemnity given to it or them by BaxterStorey (to the extent that any such indemnity exists) in order to recover any indemnified losses directly from BaxterStorey.

12.6	The Buyer’s Group and/or the Target Group agree that, unless prior written consent is given by the Seller, if on or after Completion the Buyer’s Group and/or the Target Group agrees with BaxterStorey to increase the service requirements under any of the BaxterStorey Contracts above the levels in existence at the commencement of this Agreement, the indemnities in clause 12.3 will not apply to the extent of the increase in services.

Pre-exchange Reorganisation indemnity

12.7	The Seller and TIUK shall jointly and severally indemnify and keep indemnified the Buyer and the Buyer’s Group (including, following Completion, the Target Group) against all liabilities, losses, damages, claims and costs and expenses reasonably incurred by the Buyer or other members of the Buyer’s Group as a result or in connection with the Pre-exchange Reorganisation provided that the Buyer shall not be entitled to recover any liabilities or otherwise obtain reimbursement pursuant to this clause in respect of a liability to Tax falling within clause 2.2 of the Tax Deed.

Pensions indemnity

12.8

Without prejudice to the provisions of the deed of release referred to in paragraph (d) of Part 1 of Schedule 2 to this Agreement, the Seller and TIUK shall (on a joint and several basis) fully and irrevocably indemnify, keep indemnified and hold harmless the Target, the Subsidiary and the members of the Buyer’s Group in respect of any liability under the 2014 Deed of Covenant, otherwise in connection with the Pension Scheme or in respect of any other schemes or arrangements promising or providing for retirement and/or death benefits and/or ex gratia pensions in relation to any person (whether defined benefit or defined contribution in nature) which any member of the Seller’s Group as at the Completion Date or any Target Group Member operated, participated in or was obliged to contribute to before Completion, including without limitation, any liability arising under sections 38 to 58 of the Pensions Act 2004.

13	GUARANTEE

13.1	The Guarantor unconditionally and irrevocably guarantees to the Buyer the punctual discharge by the Seller and/or TIUK (as applicable) of the Guaranteed Obligations (including the Seller’s and TIUK’s liabilities to pay damages, agreed or otherwise under this Agreement in respect of the Guaranteed Obligations).

13.2	If there is any default in the observance or performance of the Guaranteed Obligations, the Guarantor shall:

13.2.1	observe and perform them; and

13.2.2	indemnify the Buyer and the Buyer’s Group members against all liabilities, losses, damages, claims and reasonably incurred costs and expenses resulting from the default.

13.3	Without prejudice to the rights of the Buyer against the Seller and TIUK, the Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Clause 13 and not a surety.

13.4	The Buyer may make any number of demands of the Guarantor in respect of the Guaranteed Obligations.

13.5	The Guarantor’s obligations under this Clause 13 shall be in addition to any rights the Buyer may have under this Agreement or any other Transaction Document or the Guaranteed Obligations. The Buyer may enforce its rights against the Guarantor without first having recourse to any other such agreement or security or exercising any rights or remedies against the Seller or TIUK.

13.6	The Guarantor’s liability to the Buyer shall not be discharged, impaired or affected by:

(a)	any legal limitation, disability or incapacity or other circumstances relating to the Seller or TIUK or any change in the members or status of the Seller or TIUK or any other person;

(i)	any variation of any of the terms of this Agreement or any other Transaction Document, other than any variation of this Clause 13 or any of the Guaranteed Obligations;

(ii)	any time, waiver or consent granted to or composition with any of the Seller, TIUK or any other person;

(iii)	any defect in the obligations of the Buyer, the Seller or TIUK;

(iv)	the insolvency, liquidation or dissolution of the Seller or TIUK or the appointment of a receiver, administrative receiver or administrator of the Seller’s or TIUK’s assets or any other insolvency proceeding relating to the Seller or any change of control of any the Seller or TIUK or any other matter affecting the obligation of the Seller or TIUK to perform any Guaranteed Obligation;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or other Transaction Document; or

(vi)	any other matter which, but for this Clause, would reduce, vitiate or affect the obligations of the Guarantor in respect of the Guaranteed Obligations.

13.7	Until all of the Guaranteed Obligations have been unconditionally and irrevocably discharged or any time limit in this Agreement which applies to the relevant Guaranteed Obligations has expired, the Guarantor agrees that:

(a)	it will not make demand for the payment of any sum from the Seller connected with or in relation to the sum demanded by the Buyer or claim any set-off or counterclaim against the Seller or TIUK;

(b)	if either the Seller or TIUK (as applicable) is insolvent or in liquidation, the Guarantor will not prove in any such insolvency or liquidation in competition with the Buyer; and

(c)	any security taken by the Guarantor from the Seller or TIUK in consideration of this guarantee and any money received by the Guarantor by proving in the insolvency or liquidation of the Seller or TIUK, shall be held in trust absolutely for the Buyer, in respect of the obligations of the Guarantor under this Clause 13.

13.8	The Guarantor agrees that:

(a)	if any payment received by the Buyer from the Seller and/or TIUK (as applicable) in relation to the Guaranteed Obligations is avoided or set aside on the subsequent insolvency or liquidation of the Seller or TIUK any amount received by the Buyer and subsequently repaid, shall not discharge or diminish the liability of the Guarantor for the Guaranteed Obligations and this Clause 13 shall apply as if the amount repaid had at all times remained owing by the Seller and/or TIUK (as applicable); and

(b)	after a demand has been made by the Buyer under this Clause 13 and until the amount demanded has been paid in full or the demand has otherwise been finally agreed or determined, the Buyer may take such action as it thinks fit against the Seller and/or TIUK (as applicable) to recover all sums due and payable to it under this Agreement or other Transaction Document, without affecting the obligations of the Guarantor under this Clause 13.

14	TERMINATION

14.1	Buyer’s termination rights

14.1.1	Subject to Clause 14.1.2, the Buyer shall be entitled, by notice in writing to the Seller, to elect to terminate this Agreement (other than the Surviving Provisions), without prejudice to any other rights and remedies that it may have, before (but not after) Completion without liability to the Seller if prior to Completion:

(a)	the Buyer becomes aware that, save as Disclosed in the First Disclosure Letter, any of the Fundamental Warranties were at the date of this Agreement, or have since become, untrue or misleading or have been breached; or

(b)	the Seller or any of its Group Members knowingly does anything which is in breach of any of the provisions in Schedule 9 (Matters requiring Buyer’s consent), paragraphs 2(a), 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 2(h), 2(i), 2(k), 2(l), 2(m) or 2(x) (inclusive); or

(c)	in the circumstances in which Clause 6.5.2 applies,

(for the purposes of this Clause 14.1.1, the circumstances described in paragraph (b) being a “Material Breach Event”) provided that, the Buyer shall only be entitled to terminate this Agreement pursuant to a Material Breach Event if the relevant Material Breach Event:

(i)	is caused, or would not have arisen but for a voluntary act by the Seller or any of its Group Members;

(ii)	has, or is reasonably likely to have, an adverse impact on the value of the Shares or the Property in excess of £40,000,000, AND

(iii)	cannot be remedied or (if capable of remedy) is not remedied prior to Completion or is not otherwise provided for to the Buyer’s reasonable satisfaction.

(iv)	For the avoidance of doubt, the Buyer shall not be entitled to terminate this Agreement for any Material Breach Event as a result of any adverse impact on the value of the Shares or the Property caused by macroeconomic, political or financial market conditions, any risks insured under the Existing Insurance Policies (but not only to the extent of the policy cover) or the loss of income as a result of circumstances outside the Seller’s control (including the insolvency of any tenant).

14.1.2	Any notice timely delivered by the Buyer to the Seller pursuant to Clause 14.1.1(a) or Clause 14.1.1(b) shall be effective:

(a)	if the breach or matter in question is capable of being remedied but is not remedied prior to Completion, on the Completion Date; or

(b)	if the breach or matter in question is not capable of being remedied, on the date on which such notice is served.

14.1.3	This Clause 14.1 shall be without prejudice to any common law rights that the Buyer may enjoy.

14.1.4	If the Buyer exercises its termination right under Clause 14.1.1(b), the Buyer shall have no claim against the Seller under any Transaction Document except in respect of the rights and liabilities which accrue pursuant to Clause 4.3.

14.2	Seller’s termination rights

The Seller shall be entitled to terminate this Agreement (other than the Surviving Provisions) before, but not after, Completion in the circumstances described in Clause 6.5.3 without liability to the Buyer. If the Seller exercises its termination right under Clause 6.5.3, the Seller shall have no claim against the Buyer under any Transaction Document except in respect of the rights and liabilities which accrue pursuant to Clause 4.4.

14.3	Effect of termination

14.3.1	If this Agreement is terminated under Clause 14.1 (Buyer’s termination rights) or Clause 14.2 (Seller’s termination rights):

(a)	the Surviving Provisions shall survive termination; and

(a)	save as otherwise specifically provided in this Agreement, neither party shall have any claim under this Agreement against the other except in respect of any rights and liabilities which have accrued in consequence of a breach prior to such termination or any of the Surviving Provisions.

15	POST-COMPLETION MATTERS, FURTHER ASSURANCE AND ASSISTANCE

15.1	Following Completion, TIUK and the Seller shall deliver or procure to be delivered to the Buyer or the Buyer’s Solicitor:

15.1.1	the statutory books of the Target Group Members, including the shareholders registers, the records including the minute books of the shareholders’ meeting and board meetings complete up to the date of Completion as soon as practicable and in any event within 2 Business Days following the Completion Date; and

15.1.2	any books of accounts, ledgers, and all other accounting or financial records and other documents (both hard copies and those held electronically) of the Target Group as soon as practicable and in any event within 10 Business Days following the Completion Date, provided that the Seller shall be entitled to keep copies to the extent necessary to prepare the Draft Completion Accounts, such copies to be subject to the provisions of clause 16 (Announcements and confidentiality).

15.2	The Seller and/or TIUK (as applicable) shall execute or, so far as is within its power, procure that any relevant third party shall execute, all such documents and/or do or, so far as it is able, procure the doing of such acts and things after Completion as shall reasonably be required in order to give effect to this Agreement or any other Transaction Document.

15.3	TIUK and the Seller shall provide a lockable confidential room for at least four individuals with data, telephone and electricity supplies for temporary use as a management office while the new management office is fitted out.

15.4	Each of the Seller and/or TIUK (as applicable) hereby undertakes to provide such assistance as the Buyer may reasonably request (at the Buyer’s cost) in connection with the Target Group Members’ accounts for the financial year ending immediately after the Completion Date and tax returns insofar as they relate to any period prior to Completion.

15.5	The Seller and TIUK shall for the period of 6 months following Completion provide such assistance as the Buyer may reasonably require (and at the Buyer’s cost) to allow for the proper and orderly handover of the services to and proper management of the Property.

15.6	The Buyer shall use all reasonable endeavours to ensure that the terms of the Tableau Agreement for Lease are complied with in accordance with its terms.

15.7	The Buyer shall use all commercially reasonable endeavours to enter into an agreement, on or before Completion, for the provision of catering services at the Property between the Buyer, the Company, the Subsidiary or the Buyer’s nominee (as the case may be) and BaxterStorey or another contractor in a form reasonably acceptable to the Buyer (the “New BaxterStorey Catering Agreement”).

15.8	On Completion, if the Buyer has not entered into the New BaxterStorey Catering Agreement, TIUK shall assign the benefit of the BaxterStorey Catering Contract (to the extent not entered into by a Target Group Member) to the Company.

15.9	TIUK shall use all commercially reasonable endeavours to enter into a signed agreement for the BaxterStorey Catering Contract on or before Completion. TIUK shall use all commercially reasonable endeavours to procure that the termination period in the signed BaxterStorey Catering Contract agreement shall not exceed one month. If the signed agreement is to materially differ from the version provided by email on 30 September 2015 at 7:04 pm, TIUK shall notify the Buyer of the variation before TIUK enters into the agreement and give the Buyer at least two Business Days to comment (although TIUK is not required to adopt any such comments).

15.10	TIUK shall use all commercially reasonable endeavours to procure that the Subsidiary enters into a signed BaxterStorey Reception Contract on or before Completion. TIUK shall use all commercially reasonable endeavours to procure that the termination period in the signed BaxterStorey Reception Contract agreement shall not exceed one month. If the signed agreement is to materially differ from the version provided by email on 30 September 2015 at 7:04 pm, TIUK shall notify the Buyer of the variation before the Subsidiary enters into the agreement and give the Buyer at least 2 Business Days to comment (although TIUK/the Subsidiary is not required to adopt any such comments).

16	ANNOUNCEMENTS AND CONFIDENTIALITY

16.1	Subject to Clause 16.2, no announcement shall be made in relation to this Agreement unless:

(a)	it is in the agreed form; or

(b)	it is required to be made by law or by any securities exchange or regulatory or governmental body or Tax Authority to which a party is subject, in which case that party shall to the extent reasonably practicable consult with the other party as to the form, content and timing of the announcement.

16.2	Nothing in this Agreement shall restrict the Buyer after Completion from communicating with the employees of any member of the Target Group (if any), any parties to any contract made with any member of the Target Group and with any current or prospective tenant under any Occupational Lease or any supplier to any member of the Target Group in relation to the fact of the acquisition of any member of the Target Group or matters incidental to the future operations of any business of any member of the Target Group.

16.3	The Seller shall not (and shall procure that its Group Members and their respective Related Persons shall not) and the Buyer shall not (and shall procure that the Buyer’s Group Members and their respective Related Persons shall not) disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) the contents or terms of any of the Transaction Documents, unless and then only to the extent that disclosure is:

(a)	made by a party on a confidential basis to its professional advisers in connection with their provision of professional services; or

(b)	made by a party on a confidential basis to its financiers or potential financiers in connection with its financing or refinancing arrangements; or

(c)	required by a party in connection with an application for a tax clearance, grant or other concession; or

(d)	required by a party in order to enforce its rights under, or otherwise afford it the full benefit of, any of the Transaction Documents; or

(e)	made under the terms of an announcement permitted by this Agreement; or

(f)	required to be made by law or by any securities exchange or regulatory or governmental body or Tax Authority to which the disclosing party is subject provided that it shall (to the extent lawful) immediately notify the other party of this fact and take into account its reasonable requirements as to the timing, content and manner of making such disclosure; or

(g)	restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing party or any of its Related Persons of any of the Transaction Documents).

17	ASSIGNMENT

17.1	Save as otherwise expressly permitted in this Clause 17 (Assignment), none of the parties may without the written consent of the other parties assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

17.2	The Buyer may assign the benefit of the Warranties and any other provisions of this Agreement or other Transaction Document at any time to:

(a)	a Buyer’s Group Member or other entity under common control by the shareholders of the Buyer or such shareholders’ respective Buyer’s Group Members.

(b)	a party (unconnected with the Buyer’s Group) who, at any time, provides or agrees to provide finance facilities directly or indirectly to the Buyer’s Group in connection with the transactions contemplated by this Agreement and the other Transaction Documents or any refinancing thereof and any agent and/or security agent of any such person, by way of security in connection with any such finance facilities.

17.3	In the case of any assignment of rights under Clause 17.2(b):

(a)	the Buyer shall remain liable for its obligations under this Agreement or the relevant Transaction Document; and

(b)	the rights of the relevant assignee shall be no greater than the rights that the Buyer would have had if any such assignment had not occurred and any liability of the Seller to the assignee in respect of any claim under this Agreement or other Transaction Document shall not be increased by virtue of such assignment.

18	ENTIRE AGREEMENT

18.1	The Transaction Documents contain the entire agreement between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.

18.2	The parties agree that:

(a)	no representations have been made in connection with any of the Transaction Documents; and

(b)	no warranties, undertakings or promises have been expressly or impliedly given in respect of the subject matter of the Transaction Documents other than those which are expressly stated in the Transaction Documents.

18.3	Neither party shall have any remedy in respect of any statement not set out in the Transaction Documents in the absence of fraud.

18.4	Neither party shall be entitled to rescind or terminate this Agreement except as otherwise expressly provided in this Agreement.

18.5	The parties agree that:

(a)	they shall have no right to bring a claim in tort or under the Misrepresentation Act 1967 in connection with the Transaction Documents; and

(b)	the only claim for a breach of Warranty shall be a damages claim for breach of contract.

19	COSTS

19.1	Except as provided otherwise in any Transaction Document, each party shall pay the costs and expenses incurred by it in connection with each Transaction Document.

19.2	The Buyer shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Buyer shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Buyer shall indemnify the Seller on demand from and against all Losses suffered or incurred by the Seller or its Group Members as a result of or in connection with the Buyer failing to comply with its obligations under this Clause 19.2.

20	PAYMENTS

20.1	Save under paragraph 10(c) of Schedule 4, each party shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of any counterclaim or set-off of any kind.

20.2	Any payment to the Seller of the Consideration under or in connection with this Agreement shall be made to the Seller’s Solicitors’ Account (unless the Seller notifies otherwise in writing).

20.3	Each party shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of all deductions or withholdings except for those required by law.

20.4	Subject to clause 20.6, if a deduction or withholding is required by law from any sum payable under or pursuant to this Agreement or the Tax Deed by (i) the Buyer to the Seller (other than the Consideration); or (ii) the Seller or Guarantor to the Buyer (other than in respect of a Claim that is subject to the Agreed Cap in paragraph 3(a)(i) of Schedule 4), the payer shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

20.5	Subject to clause 20.6, if any sum paid or payable under or pursuant to this Agreement or the Tax Deed by (i) the Buyer to the Seller (other than the Consideration), or (ii) the Seller or Guarantor to the Buyer (other than in respect of a Claim that is subject to the Agreed Cap in paragraph 3(a)(i) of Schedule 4) is or will be chargeable to Tax in the hands of the payee (or would be so chargeable but for the availability of any relief) then the payer shall pay such additional amount as will ensure that the total amount received by the payee, net of Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under or pursuant to this Agreement or the Tax Deed (as applicable).

20.6	The provisions of clauses 20.4 and 20.5 shall not apply:

(a)	in respect of any sums payable by the Buyer under paragraph 10 (Recovery from Third Parties) of Schedule 4 of this Agreement or clause 6 (Third party recovery) or clause 7 (Over-provisions and Specified Savings) of the Tax Deed; or

(b)	to the extent that the relevant deduction, withholding or Tax would not have arisen but for an assignment by the payee of its rights under this Agreement or the Tax Deed.

20.7	Any payment required to be made pursuant to this Agreement shall be effected by crediting for same day value the account specified in this Agreement (or such other account as the party may notify to the other on no less than two Business Days’ notice) by way of electronic transfer on or before the due day for payment.

20.8	If a party defaults in making payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on that sum from the date when payment was due until the date of actual payment (after as well as before judgment) at 5% above the official bank rate of the Bank of England in force from time to time. The interest payable shall accrue from day to day and be compounded monthly.

20.9	Any payment required to be made pursuant to this Agreement shall, as far it is able, be treated as an adjustment to the Consideration paid by the Buyer to the Seller under this Agreement.

21	EFFECT OF COMPLETION

Obligations under this Agreement which have not been fully performed by or on Completion and the rights and remedies available under it shall remain in full force and effect despite Completion.

22	CUMULATIVE RIGHTS

Except as provided otherwise in this Agreement, the rights and remedies expressly conferred by this Agreement are cumulative and additional to any other rights or remedies a party may have.

23	THIRD PARTY RIGHTS

23.1	With the exception of the rights of Third Party Beneficiaries (as defined in Clause 23.2 below), the parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999. The rights of the Third Party Beneficiaries to enforce their respective rights under this Agreement are subject to the condition that the Buyer has the right (which it may waive in whole or in part in its absolute discretion and without the consent of or consultation of any Third Party Beneficiary) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but it will not owe any duty or have any liability to any of the Third Party Beneficiaries in relation to such conduct . The rights of the relevant Third Party Beneficiaries under this Agreement shall not be capable of being assigned or otherwise transferred or disposed of. The parties to this Agreement may by agreement rescind or vary any terms of this Agreement without the consent of any of the Third Party Beneficiaries.

23.2	For the purposes of this clause 23 “Third Party Beneficiaries” shall mean the beneficiaries of the indemnities given in clause 12 and 13.2.2 (other than those who are parties to this Agreement).

24	WAIVER

A failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not prevent the further exercise of that right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach.

25	VARIATIONS

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.

26	INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

27	COMMUNICATIONS

27.1	Communications under this Agreement shall be in English in writing and delivered by hand or sent by recorded delivery post (or airmail, if the destination is outside the country of origin) and for the attention of the individual set out below (or as notified in accordance with Clause 27 (Communications)).

(a)	The Buyer

	Address:	C/o Crestbridge (Jersey)
47 Esplanade
St Helier
JE1 0BD

	Attention:	the Directors

With a copy to:

	Address:	Oxford Properties Management (UK) Limited, 6 New Castle St, 12th Floor, New Fetter Lane, London, EC4A 3BF

	Attention:	David Matheson and Gawain Smart

(b)	The Seller

	Address:	Room 3-C29, Blue Fin Building, 110 Southwark Street, London SE1 0SU

	Attention:	Director of Legal and Business Affairs

(c)	TIUK

	Address:	Room 3-C29, Blue Fin Building, 110 Southwark Street, London SE1 0SU

	Attention:	Director of Legal and Business Affairs

(d)	The Guarantor

	Address:	c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801

	Attention:	Senior Corporate Attorney

27.2	A party may notify a change to its details specified in Clause 27.1. The new address shall take effect two Business Days after receipt of that notice or such later date as may be specified in the notice.

27.3	Without evidence of earlier receipt, communications complying with Clause 27.1 are deemed received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by “Special Delivery 9.00am/Next Day” or “Recorded Signed For” delivery, at 9.00am on the second Business Day after posting, or (if sent by airmail) fifth, Business Day after posting; or

27.4	In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail.

27.5	If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 27.1, a communication will be effective only if it is marked for that person’s attention or copied to that person (as the case may be).

27.6	This Clause 27 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.

28	SERVICE OF PROCESS

28.1	The Buyer shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Oxford Properties Management (UK) Limited of 6 New Castle St, 12th floor, New Fetter Lane, London, EC4A 3BF and any claim form, judgment or other notice of legal process shall be sufficiently served on the Buyer if delivered to the agent at its address for the time being. The Buyer irrevocably undertakes not to revoke the authority of this agent and if the Seller acting reasonably requests the Buyer to do so it shall promptly appoint another agent with an address in England and advise the Seller. If, following such a request, the Buyer fails to appoint another agent, the Seller shall be entitled to appoint one on behalf of the Buyer at the Buyer’s expense.

28.2	The Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, EC2V 7EX Fax: +44 (0)20 7606 0643 and any claim form, judgment or other notice of legal process shall be sufficiently served on the Guarantor if delivered to the agent at its address for the time being. The Guarantor irrevocably undertakes not to revoke the authority of this agent and if the Buyer acting reasonably requests the Guarantor to do so it shall promptly appoint another agent with an address in England and advise the Seller. If, following such a request, the Guarantor fails to appoint another agent, the Buyer shall be entitled to appoint one on behalf of the Guarantor at the Guarantor’s expense.

28.3	Nothing in any Transaction Document shall affect the each party’s right to serve process in any other manner permitted by law.

29	COUNTERPARTS

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart.

30	GOVERNING LAW AND JURISDICTION

30.1	This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.

30.2	The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

30.3	Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

Signed by the duly authorised representatives of the parties on the date of this Agreement

Schedule 1

Details of the Target Group

Part 1

The Company

Company name	IPC Magazines Group Limited

Company number	3412303

Date of incorporation	31 July 1997

Incorporated in	England

Issued Share capital	805,904,081 ordinary £0.0001 shares

Registered office	Room 9-C13 Blue Fin Building, 110 Southwark Street, London, England, SE1 0SU

Directors	Jeffrey John Bairstow Stephen John May Marcus Alvin Rich

Secretary	Lauren Ezrol Klein

Auditors	Ernst & Young LLP

Charges, mortgages and other security interests	No outstanding charges

Part 2

Subsidiary

Company name	IPC Group Property Management Limited

Company number	5541954

Date of incorporation	22 August 2005

Incorporated in	England

Issued Share capital	1 ordinary share of £1.00

Registered office	Room 9-C13 Blue Fin Building, 110 Southwark Street, London, SE1 0SU

Directors	Jeffrey John Bairstow Stephen John May Charles Lloyd Meredith Marcus Alvin Rich

Secretary	Lauren Ezrol Klein

Auditors	Ernst & Young LLP

Charges, mortgages and other security interests	None

Schedule 2

Completion formalities

Part 1

The Seller’s obligations

1	The Seller shall deliver or make available to the Buyer:

(a)	completed and signed transfers of the Shares, in favour of the Buyer, or as it directs, together with the relative share certificates;

(b)	the Tax Deed executed by the Seller;

(c)	the Second Disclosure Letter executed by the Seller;

(d)	the deed of release in respect of the Pensions Covenant in the agreed form duly executed by all the parties thereto;

(e)	the Resilience Services Agreement duly executed by all the parties therein;

(f)	to the extent not already provided, evidence that the Leases Reorganisation has been completed;

(g)	to the extent not already provided, deeds of assignment in a form reasonably satisfactory to the Buyer in respect of the Licenses to Occupy duly executed by the parties thereto;

(h)	an irrevocable power of attorney from the Seller in the agreed form relating to the exercise of rights in respect of the Shares pending their registration in the name of the Buyer;

(i)	copies of resolutions of the board of directors of the Seller (certified by a duly appointed officer as true and correct) approving the sale of the Shares and the execution of the Transaction Documents and any other ancillary agreements and documents in connection with the Transaction Documents;

(j)	copies of resolutions of the board of directors of TIUK (certified by a duly appointed officer as true and correct) approving the execution of the Transaction Documents and any other ancillary agreements and documents in connection with the Transaction Documents;

(k)	resignations of the directors and secretary of each member of the Target Group in the agreed form;

(l)	if the Buyer so requests in writing not less than 5 Business Days prior to Completion, the resignation of the auditors of each member of the Target Group in a form reasonably satisfactory to the Buyer;

(m)	the statutory books of each member of the Target Group, complete and up to date;

(n)	the title deeds and documents relating to the Property as listed in Schedule 5, Part 2 (Title and Other Property Documents); and

(o)	in respect of the Company and the Subsidiary, any authentication code issued by Companies House or written confirmation that no such code has been issued;

(p)	confirmation as to whether or not the Company has signed up to Companies House Protected Online Filing Scheme;

(q)	a signed reliance letter in favour of the Company in agreed form in respect of the area measurement report prepared by Plowman Craven dated May 2015;

(r)	fully executed and dated copies of each of the Time Lease Variation Deeds;

2	The Seller shall procure that a board meeting of each member of the Target Group is held at which:

(a)	such persons as the Buyer nominates are appointed additional directors;

(b)	in the case of the Company, the share transfers referred to above are approved and the register of members is updated accordingly (subject to stamping);

(c)	the resignations referred to above are submitted and accepted;

(d)	new auditors of the Target Group nominated by the Buyer are appointed;

(e)	the address of the registered office is changed to such address as is required by the Buyer; and

(f)	to the extent requested in writing by the Buyer at least 5 Business Days before the Closing Date, all existing mandates for the operation of the bank accounts of the Company are revoked and new mandates issued giving authority to persons nominated by the Buyer.

3	The Seller shall procure that a special resolution is passed by the Target Group Members to change their respective name to a name approved by the Buyer which no longer contains “IPC” and/or “Magazines”.

Part 2

The Buyer’s obligations

1	At Completion, the Buyer shall deliver to the Seller:

(a)	copies of resolutions of the board of directors of the Buyer (certified by a duly appointed officer as true and correct) approving the purchase of the Shares and the execution of the Transaction Documents and any other ancillary agreements and documents in connection with the Transaction Documents;

(b)	the Tax Deed, duly executed by the Buyer; and

(c)	the Second Disclosure Letter executed by the Buyer.

2	The Buyer shall at Completion, in accordance with clause 20.7 pay:

(a)	the Completion Payment to the Seller’s Solicitors’ Account; and

(b)	to the extent the Seller’s Debt is a balance payable by the Target Group to the Sellers’ Group, an amount equal to the Seller’s Debt, to the Seller’s Solicitors’ Account, or as the Seller may otherwise direct.

Schedule 3

Warranties

1	Shares and share capital

(a)	Title to Shares

(i)	The Seller is the legal and beneficial owner of, and is or will at Completion be entitled to transfer the legal and beneficial title to, the Shares free from any Encumbrances.

(ii)	Immediately before the Pre-exchange Reorganisation, TIUK was the legal and beneficial owner of the Shares.

(b)	Issued Shares

(i)	The Shares constitute all the issued shares of the Company and the Company has not exercised or purported to exercise or claimed any lien or exercised any right of forfeiture over any of the Shares.

(ii)	The Shares have been properly allotted and issued and are fully paid or credited as fully paid.

(iii)	None of the rights attached to the Shares, and in particular the voting rights or rights to dividends, have been transferred to, or may be exercised by, any person other than the Seller.

(iv)	Other than pursuant to this Agreement, there is no agreement, arrangement or obligation requiring the issue, transfer, repurchase, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

2	General

(a)	Incorporation

The Seller is duly registered and validly existing under the laws of England and Wales.

(b)	Corporate power and authority

The Seller has corporate power and authority to enter into and perform the Transaction Documents and the provisions of the Transaction Documents constitute valid and binding obligations on it and are enforceable against it, in accordance with their respective terms.

(c)	No breach

The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(i)	result in a breach of or conflict with any provision of its articles of association (or other constitutional documentation);

(ii)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any Applicable Laws,

and which, in each case, has or could have a material adverse effect on the ability of the Seller to perform their obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement.

(d)	Consents

All consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller which are necessary for the Seller to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement have been obtained.

(e)	Proceedings

There are no:

(i)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

(ii)	lawsuits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller; or

(iii)	investigations by any governmental or regulatory body which are pending or, to the knowledge of the Seller, threatened against the Seller,

and which, in each case, has or could have a material adverse effect on the ability of the Seller to perform their obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement.

(f)	Solvency

The Seller is not subject to bona fide bankruptcy, insolvency, moratorium, controlled management, suspension of payments, court ordered liquidation or reorganisation or any similar procedure and no events have occurred which would be reasonably likely to justify any such proceedings. Furthermore, no resolution has been passed, no meeting has been convened at which a resolution will be proposed nor has any step been taken, for the voluntary liquidation of the Seller.

3	Corporate

(a)	The Target Group

The details of each member of the Target Group set out in Schedule 1 (Details of the Target Group) are true and accurate.

(b)	Incorporation

Each member of the Target Group is duly incorporated and validly existing under the laws of England and Wales.

(c)	Constitutional documents

(i)	The copies of the articles of association of the Target Group Members included in the Disclosure Documents are accurate, complete and up-to-date.

(ii)	Each member of the Target Group has complied with all the provisions of its constitutional documents in all material respects.

(d)	Books, registers and returns

(i)	The corporate books and records of the Target Group Members (including all registers, board and shareholders minutes and resolutions and any other corporate documents) have been properly kept in all material respects in accordance with Applicable Laws, are in in the possession or under the control of the relevant Target Group Member and contain an accurate, complete and up-to-date record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

(ii)	All returns, particulars, resolutions and other documents which each Target Group Member is required by the Applicable Laws to file with or deliver to the Registrar of Companies have been correctly made up and duly and timely filed or delivered.

(e)	Subsidiary

(i)	The Company is the legal and beneficial owner of the shares representing the entire share capital of the Subsidiary and such shares are free from any Encumbrances.

(ii)	The Subsidiary has not exercised or purported to exercise or claimed any lien or exercised any right of forfeiture over any of its shares.

(iii)	The shares in the Subsidiary have been properly allotted and issued and are fully paid or credited as fully paid.

(iv)	None of the rights attached to the shares in the Subsidiary, and in particular the voting rights or rights to dividends, have been transferred to, or may be exercised by, any person other than the Company.

(v)	There is no agreement, arrangement or obligation requiring the issue, transfer, repurchase, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repayment of, a share in the capital of the Subsidiary (including, without limitation, an option or right of pre-emption or conversion).

(vi)	Neither Target Group Member holds (in the case of the Company, other than the shares in the Subsidiary) any shares or any interest in any other company or undertaking.

(f)	Capital

The Target Group Members have not:

(i)	at any time repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital; or

(ii)	at any time made or resolved or agreed to make any issue of shares or other securities by way of capitalisation of profits or reserves.

(g)	Powers of attorney

Neither the Company nor the Subsidiary has granted any power or attorney or similar authority which remains outstanding or effective to any person to enter into any contract, agreement, instrument or arrangement on the behalf of the Company or the Subsidiary.

4	Pre-exchange Reorganisation

(a)	The Pre-exchange Reorganisation has been carried out in accordance with the steps described in Schedule 10.

(b)	The Pre-exchange Reorganisation is not in breach of any material covenant or obligation of the Target Group in any jurisdiction.

5	Accounts

(a)	The Accounts:

(i)	have been prepared in accordance with all applicable statutory requirements and the Relevant Accounting Standards;

(ii)	have been prepared on a basis consistent with the audited accounts of the Target Group Members for the prior two accounting periods;

(iii)	represent a true and fair view of the financial position of the Target Group Members as of the Accounts Date.

(b)	Taking into account the purpose for which they were prepared, the Management Accounts are fair and not misleading in any material respect.

(c)	Position since the Accounts Date

Since the Accounts Date:

(i)	the Target Group Members have not created, allotted or issued any shares or agreed, arranged or undertaken to do any of those things;

(ii)	the Target Group Members have not given or agreed to give any option, right to acquire or call (whether by conversion, subscription or otherwise) in respect of any of their share or loan capital;

(iii)	the Target Group Members have not acquired or agreed to acquire an interest in a corporate body or merged or consolidated with a corporate body or any other person, entered into any demerger transaction or participated in any other type of corporate reconstruction;

(iv)	the Target Group Members have not acquired or disposed of, or agreed to acquire or dispose of, any material assets, businesses or undertakings;

(v)	the Target Group Members have not made or agreed to make any payment or enter into any transaction or commitment or incurred any material liability or expenditure except, in each case, in the ordinary course of business or in respect of an amount below £100,000;

(vi)	the Target Group Members have not declared, made or paid any dividend or other distribution;

(vii)	the Target Group Members have not changed their accounting reference dates;

(viii)	the Target Group Members have not redeemed or purchased any shares or reduced their issued share capital;

(ix)	other than in respect of the Pre-exchange Reorganisation, the business of the Target Group has been carried on in the ordinary course; and

(x)	the Target Group Members have not borrowed or raised any money nor has it repaid any borrowing or indebtedness in advance of its stated maturity.

6	Business and liabilities

(a)	None of the Target Group Members carries any trading activity or business other than holding the Property as an investment, the management of the Property and related activities (the “Current Business”).

(b)	None of the Target Group Members has any outstanding liabilities, obligations or commitments whether actual, contingent or disputed, present or future, other than in connection with the Current Business.

(c)	None of the Target Group Members has any material assets other than the Property.

(d)	None of the Target Group Members has committed or are liable for any criminal, illegal, unlawful or unauthorised act or material breach of any obligation or duty imposed by or pursuant to any Applicable Law or any contract (whether personally or vicariously) and no claim that it has or is remains outstanding against any of the Target Group Members.

7	Indebtedness and Encumbrances

(a)	The Target Group has no outstanding borrowings or financial indebtedness and has not agreed to incur any such borrowings or financial indebtedness in the future.

(b)	The Target Group has no issued loan capital.

(c)	There are no subsisting Encumbrances over the whole or any part of the present or future revenues or assets of the Target Group.

(d)	No demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Target Group.

(e)	There is no subsisting guarantee or indemnity given by a Target Group Member in respect of the performance of the obligations of the Seller, any of its Group Members or their respective Related Persons or any other third parties.

8	Contracts

(a)	No member of the Target Group is a member of a joint venture, consortium or partnership.

(b)	Copies of all Material Contracts of the Target Group are included in the Disclosure Documents.

(c)	The Target Group has not received notice of an intention to terminate a Material Contract by any third party which is party thereto.

(d)	The Target Group has not committed any unremedied material default under any Material Contract.

(e)	So far as the Seller is aware, no third party to any Material Contract is in material default under such Material Contract.

(f)	No Target Group Member is a party to any hedging arrangements or derivative contracts.

(g)	Prior to the commencement of this Agreement, TIUK engaged BaxterStorey to provide catering services in respect of the Property under the BaxterStorey Catering Contract.

9	Litigation and investigations

(a)	The Target Group is not engaged in any litigation, prosecution, arbitration or other alternative dispute resolution or legal proceedings (whether as claimant, defendant or third party), there are no other litigation, prosecution, arbitration or other alternative dispute resolution or legal proceedings in respect of which a Target Group Member may be liable to any person and, so far as the Seller is aware, no such proceedings are pending or have been threatened.

(b)	So far as the Seller is aware, there is no fact, matter or circumstance which would give rise to any such proceedings or claims as are referred to in paragraph 9(a) above.

(c)	So far as the Seller is aware, the Target Group is not the subject of any investigation, inquiry, enforcement proceeding or process by the Commission of the European Union or any other national or supra-national governmental, administrative or regulatory body and, so far as the Seller is aware, no such investigation, inquiry, enforcement proceeding or process are pending or have been threatened.

10	Employees

(a)	The Target Group does not have nor has it ever had any employees and has not entered into any arrangement for any contract of employment or contract of service.

(b)	During the 10 year period prior to the date of this Agreement, no Target Group Member has received written notice by any former employee claiming compensation pursuant to any Applicable Laws and, as far as the Seller is aware, there are no circumstances in which such claim is likely to arise.

11	Pensions

(a)	The Target Group does not operate or participate in, and has no obligation to contribute to, the IPC Media Pension Scheme or any other schemes or arrangements promising or providing for retirement and/or death benefits and/or ex gratia pensions in relation to any person, whether defined benefit or defined contribution in nature which impose any outstanding liabilities on any member of the Target Group.

(b)	Save in respect of the pension scheme referred to in the Pensions Covenant, no Target Group Member has any contractual commitment to fund or contribute to any pension scheme or arrangement and no Target Group Member has granted any indemnities, covenants, guarantees or contingent security to or in respect of the trustees of any pension scheme or has any other liability to any pension scheme under legislation which impose any outstanding liabilities on any member of the Target Group.

12	Intellectual Property Rights

(a)	Save in respect of the domain name bluefinvenue.co.uk and its website, none of the Target Group Members owns any registered or unregistered Intellectual Property Rights. For these purposes “Intellectual Property Rights” means patents, registered designs, design right, copyright, database right, trade marks, service marks, trade or business names, domain names, logos, get up or trade dress, inventions or secret processes, formulae, know how and all rights or forms of protection of a similar nature or effect subsisting anywhere in the world, including applications or registrations for any such right.

(b)	The Target Group is the sole beneficial owner of all Intellectual Property Rights, in and to the domain name and website bluefinvenue.co.uk.

(c)	So far as the Seller is aware, nothing in the content of, or data or other material stored in relation to, the website at bluefinvenue.co.uk infringes or is likely to infringe the rights (including intellectual property or data protection rights) of any third party. No written notice has been received by any Target Group Member in respect of any such infringement or alleged infringement.

(d)	No written notice has been received by any Target Group Member of any claims, actions or allegations in relation to the website at bluefinvenue.co.uk or the domain names or any security breaches or hosting failures that may compromise the content of, or data or material stored in relation to, such website.

13	Insolvency

(a)	The Target Group Members are not insolvent, nor unable to pay their debts as they fall due.

(b)	No order has been made, petition presented, resolution passed or meeting convened for the winding up of a Target Group Member.

(c)	There are no bona fide on-going proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Target Group.

(d)	So far as the Seller is aware, no steps have been taken to enforce any security over any assets of the Target Group.

14	Insurance

(a)	Details of the Existing Insurance Policy in the Disclosure Documents are true, accurate and not misleading.

(b)	All premiums due and payable on the Existing Insurance Policy have been paid and the Existing Insurance Policy is in full force and effect and nothing has been done or omitted to be done whereby the Existing Insurance Policy could be void or voidable.

(c)	No claim has been made and is outstanding either by the insured or by the insurer under any of the said Existing Insurance Policy and, as far as the Seller is aware, there are no circumstances likely to give rise to such a claim.

15	Property

(a)	The Property is the only land and buildings owned, occupied, controlled or used by the Target Group and the Target Group Members have never had any other legal or beneficial interest in any other properties.

(b)	The Company is the sole legal and beneficial owner of the Property.

(c)	The information set out in Schedule 5 (Property) is, in all material respects, complete, accurate and not misleading.

(d)	The Replies to Enquiries are complete, accurate and not misleading in all material respects.

(e)	The Target Group does not have any continuing liability in respect of any real estate property other than the Property either as:

(i)	an original contracting party or by virtue of any direct covenant having been given; or

(ii)	as a guarantor of the obligations or any other person.

(f)	The M&G Retail Option has not been exercised.

16	Tax

(a)	The Company and the Subsidiary are and have always been resident for Tax purposes in the jurisdiction of their incorporation and have been resident in no other jurisdiction nor treated as so resident for the purposes of any double Tax treaty or convention and do not have, nor have ever had, a permanent establishment in a jurisdiction other than their jurisdiction of incorporation.

(b)	During the last six years, each of the Company and the Subsidiary has paid all Tax for which it has become liable or liable to account for (including by way of withholding and deduction) and has not since its incorporation become liable to pay any interest, penalty, fine or default surcharge in connection with any Tax.

(c)	During the last six years, the Company and the Subsidiary have properly and duly made all returns and supplied all notices and information for the purposes of Tax required to have been made or supplied to any Tax Authority within the required time limits; all said returns, notices and information were accurate and complete in all respects when so made or supplied and remain accurate and complete in all respects and none of the said returns, notices and information have been disputed.

(d)	The Company and the Subsidiary are not, nor during the last six years have they ever been, the subject of any investigation, audit or enquiry by any Tax Authority; are not and have never been during the Seller’s period of ownership in dispute with any Tax Authority and so far as the Seller is aware there are no facts or circumstances that are likely to give rise to any such investigation, audit, enquiry or dispute.

(e)	The Property is and has at all times since its acquisition by the Company been held by the Company as an investment asset and not as trading stock.

(f)	Each of the Company and the Subsidiary has paid all stamp duty land tax which each is liable to pay, has made all land transaction returns it is required to make and has made all claims for relief from SDLT within relevant time limits and there is no open enquiry in respect of stamp duty land tax in relation to the Property.

(g)	Neither the Company nor the Subsidiary is, nor has been at any time during the Seller’s period of ownership, a close company as defined in section 439 Corporation Tax Act 2010 (Close company).

(h)	The Disclosure Letter contains details of any and all elections by the Company and the Subsidiary under section 171A Taxation of Chargeable Gains Act 1992 and any such election was valid when made, was made within the statutory time limits and was effective to deem a disposal to have been made by the deemed transferor for the purpose of that section.

(i)	The Company and the Subsidiary are treated as members of a group for the purposes of section 43 Value Added Tax Act 1994 (“VATA”) (Groups of Companies) (the “VAT Group”) and Time Inc. (UK) Limited is the representative member of the VAT Group.

(j)	The Company has exercised an option to tax in respect of the Property pursuant to Schedule 10 VATA.

(k)	All options to tax land under Schedule 10 VATA exercised by the Company and the Subsidiary have effect and so far as the Seller is aware no circumstances exist as a result of which such option will cease to have effect.

(l)	All documents which affect the right, title or interest of the Company and the Subsidiary to or in their properties, were duly stamped within the requisite period for stamping.

(m)	So far as the Seller is aware, neither the Company nor the Subsidiary is, nor is likely to become as a result of circumstances existing on or prior to Completion, liable to make any payment in respect of a liability to Tax which is primarily or directly the liability of any other person.

(n)	Neither the Company nor the Subsidiary has been involved in any transactions, schemes or arrangements the main purpose or one of the main purposes of which was the avoidance of or reduction in or deferral of liability to Taxation or the creation, acceleration or increase of a Relief.

(o)	The Company and the Subsidiary have, within applicable time limits, maintained all records in relation to Taxation which they are required to maintain.

(p)	The Company and the Subsidiary have not carried out any transaction in respect of which any clearance or consent from a Tax Authority was required without first having obtained such clearance or consent.

(q)	All clearances or consents relating to Taxation obtained by or on behalf of the Company or the Subsidiary have been properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances, and any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of the relevant applications for consent or clearance and any such consent or clearance was and remains valid and effective.

(r)	No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict and detailed application of the relevant legislation, statements of practice or extra-statutory concessions (including, where relevant, those concessions published in HMRC’s guides)) in relation to the affairs of the Company or the Subsidiary.

(s)	No degrouping Tax charge, or clawback of previously-claimed relief or exemption from Tax, will arise to the Company or the Subsidiary as a result of the sale of the Shares pursuant to this Agreement.

(t)	The Accounts make full provision or reserve in accordance with generally accepted accounting principles for all Taxation for which the Company or the Subsidiary is accountable at that date.

(u)	The amount paid by the Company for the original land on which the Property has been built was not less than £30,000,000.

(v)	The Company has submitted claims to HMRC to roll over chargeable gains of an amount equal to £3,368,892 against the cost of the land and those claims have not been challenged by HMRC.

(w)	Not less than £147,523,434 was spent by the Company on the core and shell fit out of the Property.

(x)	Not less than £39,172,872 was spent by the Company on the Category A fit out of the Property.

(y)	Not less than £5,073,938 has been paid by the Company in respect of the headlease surrenders made to the Company under the Leases Reorganisation.

(z)	Any Taxes payable by the Company or the Subsidiary as a result of or in respect of the 2014 Reorganisation have been paid in full.

17	Compliance with Applicable Laws

Each Target Group Member has duly complied in all material respects with all Applicable Laws (including any applicable data protection legislation) having mandatory effect in relation to such Target Group Member and none of the Target Group Members, or any of their respective current or former directors, officers, employees, representatives or agents (during the course of their duties), have, so far as the Seller is aware, done or omitted to do anything which is in contravention of such Applicable Laws giving rise or which may give rise to any fine, penalty or other liability or sanction on the part of any Target Group Member and no Target Group Member has received any notice of any such breach.

18	Anti-corruption

None of the Companies has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence under the Bribery Act 2010, and no Target Group Member has ever received notice of any such investigations, inquiry or proceedings threatened or pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Schedule 4

Limitation of the Seller’s Liability

1	Disclosure

(a)	The Seller shall not be liable in respect of a Warranty Claim in respect of any fact, matter, event or circumstances under any Warranty given as at the date of this Agreement pursuant to Clause 9.1 to the extent that the facts, matter, event or circumstances giving rise to the Warranty Claim are Disclosed in the First Disclosure Letter.

(b)	The Seller shall not be liable in respect of a Warranty Claim in respect of any fact, matter, event or circumstances under any Warranty repeated as at the Completion Date pursuant to Clause 9.2 to the extent that the facts, matter, event or circumstances giving rise to the Warranty Claim are Disclosed in the First Disclosure Letter or the Second Disclosure Letter.

2	Thresholds

(a)	The Seller shall not be liable in respect of a Claim (other than a Claim falling within limb (b) below or a Claim under Clause 7.1, 7.2, 8.5, 9.8 10.5, 10.10 or 12.4 of the Tax Deed) unless:

(i)	the liability of the Seller in respect of that Claim (together with all other Claims arising out of or related to the same or a similar subject matter) exceeds £100,000; and

(ii)	the aggregate liability of the Seller in respect of all Claims (excluding any for which liability is excluded under paragraph 2(a)(i) above) exceeds £425,000 in which case the Seller shall be liable for the whole amount and not merely the excess.

(b)	In respect of a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed) or a Claim under Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed or Clause 9.2(g) of the Tax Deed the Seller shall not be liable in respect of such a claim unless the liability of the Seller in respect of that Claim exceeds £10,000.

3	Agreed Caps

(a)	The maximum liability of the Seller (the “Agreed Caps”):

(i)	in respect of all Claims (other than a Claim relating to Fundamental Warranties, a Claim under the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y) of Schedule 3 (Warranties), or a Claim under clause 2.2 of the Tax Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed) or a Claim under Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed, Clause 7.1 or 7.2 of the Tax Deed, Clause 8.5 of the Tax Deed, Clause 9.2(g) of the Tax Deed, Clause 9.8 of the Tax Deed, Clause 10.5 or 10.10 of the Tax Deed or Clause 12.4 of the Tax Deed) is £1.00 (one pound sterling); and

(ii)

in respect of all Claims relating to Fundamental Warranties, a Claim under the Tax Warranties set out in paragraphs 16(u), 16(v), 16(w), 16(x) or 16(y) of Schedule 3 (Warranties) or a Claim under clause 2.2 of the Tax

Deed (including a Claim under clause 2.3 of the Tax Deed in connection with a Claim under clause 2.2 of the Tax Deed, but not in connection with any other Claim) or Clause 4.5(f) or (g) of the Tax Deed, Clause 4.8 of the Tax Deed, Clause 6.1(b) of the Tax Deed, Clause 7.1 or 7.2 of the Tax Deed, Clause 8.5 of the Tax Deed, Clause 9.2(g) of the Tax Deed, Clause 9.8 of the Tax Deed, Clause 10.5 or 10.10 of the Tax Deed of Clause 12.4 of the Tax Deed or any other claim relating to this Agreement (including under the indemnities set out in clause 12) shall in aggregate be the Consideration.

(b)	The Agreed Caps shall apply notwithstanding:

(i)	any other provision of this Agreement or any other Transaction Document; or

(ii)	any other provision of the W&I Policy;

(iii)	any failure to recover (in whole or in part) under the W&I Policy (including, its vitiation, expiry or termination, the insolvency of the insurer or any failure to take out the policy); or

(iv)	the W&I Policy not being effective or not coming into force.

4	Time Limits

(a)	The Buyer shall give written notice to the Seller of any matter or event constituting the subject matter of a Claim promptly after the Buyer becomes aware of such matter or event together with the details of such matter or event then known to the Buyer.

(b)	No Claim or other claim relating to this Agreement shall be brought against the Seller unless written notice of it is given to the Seller by the Buyer as soon as reasonably practicable and in any event before the relevant Expiry Date which provides reasonable details (to the extent known) of the amount claimed and of all relevant circumstances relating to the Claim and its subject matter.

5	Other Limitations

(a)	The Seller shall not be liable for a Claim (other than a Tax Claim) if and to the extent it arises or is increased as a result of:

(i)	any matter or thing done or omitted to be done:

(A)	before or after Completion by the Seller at the written request of or with the written approval of the Buyer; or

(B)	on or after Completion by the Buyer or the Company;

(ii)	any changes after Completion in the accounting bases, policies, practices, methods used by the Buyer to value any of the assets of the Company or other change in the way in which the Company values assets or liabilities or prepares, presents or compiles any accounts;

(iii)	the passing of, or a change in a law, regulation or interpretation of law, in each case, after the date of this Agreement;

(iv)	an increase in the rates of Tax or the expansion of the ambit of an existing Tax or the introduction of a new Tax, in each case, after the date of this Agreement;

(v)	changes in generally accepted accounting practices, policies, principles, methods or applicable accounting standards after the date of this Agreement; or

(vi)	the Company or the Buyer breaching the terms of any Transaction Document; and

(vii)	or to the extent that a provision or other adjustment (in favour of the Buyer) is made in the Completion Accounts in respect of the subject matter of the Claim.

(b)	The provisions of the Tax Deed shall apply to extinguish, reduce or mitigate any Claim for breach of the Tax Warranties as if they were set out in full in this Agreement with the appropriate changes.

(c)	Every limitation of liability and restriction contained in this Schedule 4 (Limitation of the Seller’s Liability ) upon the bringing of Claims shall apply cumulatively with, and not to the exclusion of, every other such limitation or restriction.

6	Recovery only once

The Buyer shall not be entitled to recover any liabilities or otherwise obtain reimbursement (under this Agreement or the Tax Deed) more than once in respect of the same liability.

7	Contingent liability

To the extent that a Claim is based upon a liability of any member of the Target Group which is a contingent liability, the Seller shall not be liable to make a payment to the Buyer in respect thereof unless and until such time as the contingent liability becomes an actual liability of that member of the Target Group to make a payment , provided that nothing shall prevent the Buyer from serving a Claim in respect of a contingent liability of the Target Group whilst it is still contingent.

8	Access to information

In relation to any Claim (other than a Claim in respect of which Schedule 4 (Limitation of the Seller’s Liability) paragraph 3(a)(i) applies and other than a Tax Claim), the Buyer shall, as soon as reasonably practicable following request by the Seller, to the extent the Buyer lawfully can, give the Seller and its advisers reasonable access upon reasonable notice to the premises during normal working hours (including the Property) and employees of the Buyer without causing undue disruption) to examine and take copies (at the Seller’s expense) of any relevant property, documents, books and records (including records held in electronic form) in the possession or control of such relevant entity and use reasonable endeavours to answer any reasonable questions asked by the Seller or its advisers provided that the Seller shall, and shall procure that its advisers shall, keep confidential all matters so examined (subject to Applicable Laws).

9	Third Party Claims

(a)	If the Buyer becomes aware of any claim or potential claim by a third party (a “Third Party Claim”) after Completion which is likely to result in a Claim under the Fundamental Warranties or any claim under clause 12, the Buyer shall as soon as reasonably practicable give notice of the Third Party Claim to the Seller and shall ensure that that Seller is given access to the information referred to in Schedule 4 (Limitation of the Seller’s Liability) paragraph 9 (Third Party Claims) to investigate the Third Party Claim and, subject to paragraph 9(b) and paragraph 9(c) below:

(i)	not admit liability or make any agreement, settlement or compromise with any person, body or authority in relation to that Third Party Claim without written consent of the Seller;

(ii)	take any action that that Seller reasonably requests to avoid, resist, dispute, appeal, compromise or defend that Third Party Claim; and

(iii)	in connection with proceedings relating to the Third Party Claim, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of proceedings.

(b)	The Buyer shall not be bound by Schedule 4 (Limitation of the Seller’s Liability) paragraph 9(a)(i) to paragraph 9(a)(iii) of this Schedule unless the Buyer and the relevant Target Group Member are indemnified against all reasonable costs and expenses incurred (including legal costs) in connection or as a result of the actions required to be taken by the Buyer or the relevant Target Group Member or the conduct of proceedings by the Seller.

(c)	Nothing in Schedule 4 (Limitation of the Seller’s Liability) paragraph 9(a) shall impose an obligation on the Buyer or the Target Group Members to do anything which would (or would be reasonably likely to) have a material adverse effect on the reputation or the financial position of the Buyer or any of the Buyer’s Group Members.

(d)	To the extent the Seller is allowed the conduct of proceedings in respect of a Third Party Claim in accordance with this paragraph 9 of this Schedule, the Buyer shall be kept informed of all material developments at all relevant times and the Seller shall, subject to receipt of appropriate confidentiality undertakings, provide the Buyer with copies of relevant correspondence relating to any such action, negotiations or proceedings.

10	Recovery from third parties

(a)	Where the Buyer or the Company is or may be entitled to recover from any third party any sum in respect of any matter or event which is likely to give rise to a Claim under the Fundamental Warranties (including under the W&I Policy), the Buyer shall or shall procure that the person so entitled shall use all commercially prudent reasonable endeavours to recover that sum. The Buyer shall keep the Seller at all times fully and promptly informed of the conduct of such recovery. Any sum recovered by the Buyer or the Company (less any reasonable costs and expenses incurred by the Buyer or any Company in recovering the sum (including legal fees) and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of such Claim under a Fundamental Warranty by an equivalent amount.

(b)	Where the Buyer (or any assignee or successor in title thereof) is or may be entitled to recover from any person any sum in respect of any matter or event which is likely to give rise to a Claim under a Fundamental Warranty, the Buyer shall keep the Seller at all times reasonably informed of the conduct of such recovery to the extent it lawfully can.

(c)	If such recovery is delayed until after the Claim under a Fundamental Warranty has been satisfied by the Seller, the Buyer shall repay to the Seller the amount so recovered (less any reasonable costs and expenses incurred by the Buyer in recovering the sum (including legal fees)). If the amount so recovered exceeds the amount of all Claims satisfied by the Seller, the Buyer shall be entitled to retain the excess, but this shall be set off against any future Claims under the Fundamental Warranties.

11	Mitigation

Nothing in this Schedule 4 (Limitation of the Seller’s Liability) or otherwise shall restrict or limit any obligation which the Buyer may have at common law to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim other than a Claim under the Tax Deed.

12	Buyer’s knowledge

The Buyer confirms that it is not aware of any matter that constitutes a breach of the Warranties other than as Disclosed in the First Disclosure Letter.

13	Fraud

Nothing in this Schedule 4 (Limitation of the Seller’s Liability) limits the liability of the Seller in respect of its own fraud.

Schedule 5

Property

Part 1

Details of the Property

Company	Property	Note
IPC Magazines Group Limited	110 Southwark Street, London (SE1 0SU)	Registered under title number TGL238442

Part 2

Title and Other Property Documents

Please see attached deed schedule

Schedule 6

Completion Accounts

Part 1

Preparation of the Completion Accounts

1	The Seller shall prepare and deliver a draft of the Completion Accounts (the “Draft Completion Accounts”) specifying the draft Completion NAV (the “Draft Completion NAV”) to the Buyer within 30 Business Days after the Completion Date. The Draft Completion Accounts shall be accompanied by an electronic spreadsheet in the agreed form, showing all workings and calculations and all supporting documents and working papers (the “Supporting Information”).

2	The Completion Accounts shall be drawn up in accordance with this Schedule in the form set out in Part 4 (Pro forma Completion Accounts) of this Schedule 6 (Completion Accounts). The Buyer shall provide, and shall procure that the Buyer’s Accountants provide, all assistance reasonably requested by the Seller or the Seller’s Accountants in the preparation of the Draft Completion Accounts.

3	Each party shall co-operate with the other party and shall provide to the other party such explanations and information and access to such books, records and papers (in hard copy or electronic format) within its possession or control as the other party may reasonably require to enable it to exercise its rights and fulfil its obligations under this Schedule, in each case as soon as reasonably practicable following such a request.

4	Within 30 Business Days following the delivery of the Draft Completion Accounts and the Supporting Information, the Buyer shall either:

(a)	confirm in writing that it agrees with the Draft Completion Accounts and the Draft Completion NAV without any reservation; or

(b)	deliver to the Seller a report setting out the details of any items in the Draft Completion Accounts that it disputes which affects the Draft Completion NAV, specifying any adjustments which in its opinion should be made and providing for them (an “Objection Report”); if it does so, all other items in the Draft Completion Account shall be deemed to be agreed.

5	The Buyer may not dispute the valuation of the Property set out in Schedule 6, Part 3 (Specific Accounting Policies) paragraph 1.

6	If the Buyer does not respond in writing within 30 Business Days referred to in paragraph 4 above or fails to provide an Objection Report, the Draft Completion Accounts and the Draft Completion NAV shall be deemed to be agreed.

7	The Buyer and the Seller shall use their reasonable endeavours to reach agreement as to the adjustment (if any) required to be made in connection with any matter of disagreement notified in an Objection Report delivered accordance with paragraph 4 above, but if any such matter remains in dispute ten Business Days after notification, such remaining matters in dispute shall at the request of the Buyer or the Seller be referred for final determination to an independent firm of chartered accountants (the “Independent Accountants”) to be appointed by agreement in writing between the Seller and the Buyer or (failing agreement within five Business Days to be appointed by the president of the Institute of Chartered Accountants in England and Wales (or in his absence, his deputy) or any successor institute at the request of either party).

8	The following provisions shall apply following the appointment of the Independent Accountants:

(a)	the Buyer and the Seller shall each prepare a written statement of, and confined to, the matters in dispute and submit it, together with any supporting documents, to the Independent Accountants promptly and in any event within 10 Business Days of their appointment;

(b)	the Independent Accountants’ terms of reference shall be to determine what adjustments (if any) are in their opinion required to be made to the Draft Completion Accounts in relation to the matters in dispute (as notified to them in accordance with paragraph 8 above);

(c)	the Buyer and the Seller shall each provide the Independent Accountants with any further information which they reasonably request and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information;

(d)	the Independent Accountants shall be required to make their determination on the Draft Completion Accounts and the Draft Completion NAV as soon as reasonably practicable and in any event within 20 Business Days of their receipt of the parties’ written statements (pursuant to paragraph 8 above);

(e)	the Independent Accountants shall act as experts and not arbitrators and their determination shall (in the absence of fraud or manifest error) be final and binding; and

(f)	the Independent Accountants’ costs shall be borne equally by the Buyer and the Seller unless the Independent Accountants consider it is fair and reasonable to apportion the costs otherwise and so direct.

9	The Final Completion NAV shall be calculated using the Completion Accounts and for the avoidance of doubt and without prejudice to paragraph 4 to paragraph 8 of Schedule 6, Part 1 (Preparation of the Completion Accounts), the Final Completion NAV and the Completion Accounts are agreed or determined as follows:

(a)	if the Buyer agrees in writing in accordance with paragraph 4 of Schedule 6, Part 1 (Preparation of the Completion Accounts) or if the parties are deemed to have agreed in accordance with paragraph 6 of this Schedule, the Draft Completion Accounts and the Draft Completion NAV delivered by the Seller under paragraph 1 of Schedule 6, Part 1 (Preparation of the Completion Accounts) shall be the Completion Accounts and the Final Completion NAV binding on both parties;

(b)	if the Seller and the Buyer reach an agreement within the ten Business Days specified in paragraph 7 of this Schedule, the Draft Completion Accounts and the Draft Completion NAV with such changes (if any) reflecting such agreed position shall be the Completion Accounts and the Final Completion NAV binding on both parties; or

(c)	if the Independent Accountants have made a determination under paragraph 8 of Schedule 6, Part 1 (Preparation of the Completion Accounts), the Draft Completion Accounts and the Draft Completion NAV with such changes (if any) reflecting the determination made by the Independent Accountants shall be the Completion Accounts and the Final Completion NAV binding on both parties.

10	Periods in this Schedule

Any time period specified in this Schedule may be extended by agreement in writing between the Parties, in which event all other time periods in Schedule shall be adjusted accordingly. Time is of the essence for the purpose of this Schedule.

Part 2

Contents of the Completion Accounts

1	The Completion Accounts shall be prepared in accordance with the remaining provisions of this Schedule 6, Part 2 (Contents of the Completion Accounts) and shall be presented in the form set out in Schedule 6, Part 4 (Pro forma Completion Accounts).

2	The Completion Accounts shall be prepared in accordance with the following accounting policies, with the first applicable policy provided below applying in precedence to any policy which follows it:

(a)	the specific accounting policies to be adopted in accordance with paragraph 3 below;

(b)	the accounting policies applied in the preparation of the Accounts to the extent that they were applied correctly and comply with Relevant Accounting Standards as at the date of preparation of the Completion Accounts; and

(c)	Relevant Accounting Standards as at the date of preparation of the Completion Accounts.

3	The specific accounting policies to be adopted in the preparation of the Completion Accounts are set out in Schedule 6, Part 3 (Pro forma Completion Accounts).

Part 3

Specific Accounting Policies

1	The following specific accounting principles, policies, treatments, bases, conventions, rules and estimation techniques and categorisations shall be applied to the Completion Accounts:

(a)	The Completion Accounts shall be drawn up in pounds sterling.

(b)	No account shall be taken of events taking place after 1 pm (London time) on the Completion Date in the Completion Accounts and information becoming available thereafter shall be taken into account only to the extent that it provides additional information about conditions existing at the Completion Date. Save as detailed in this Schedule, no account shall be taken of any transaction undertaken by the Target Group at Completion in accordance with this Agreement.

(c)	For the purposes of the Completion Accounts, the Completion Date shall be treated as the last day of a financial and tax reporting period (including performance of all normal year end accounting procedures).

(d)	The provisions of this Schedule 6 (Completion Accounts) shall be interpreted to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts.

(e)	Expenses and income in respect of the Completion Date shall be allocated 50:50 between the Seller and the Buyer.

(f)	An agreed share purchase price of £415,000,000 shall be accounted for as an asset.

(g)	Nil value shall be attributed to the Property, including, without limitation, land, buildings, fixtures, fittings and service media.

(h)	No provision will be included in respect of any potential claims, penalties or remedial work or liabilities associated with or resulting from the structure or condition of the Property or for any past or future environmental liabilities.

(i)	No provision will be included in respect of future refurbishment or capital costs including the cost of re-instating the space vacated by tenants and no amount received from prior tenants in respect of leases that have been terminated shall be included as a creditor.

(j)	There will be an assumption that the Company has not undergone a change of ownership and no adjustment, provision, charge, reserve or write off will be included in respect of any costs, liabilities or charges incurred after Completion including (without limitation):

(i)	as a consequence of the change of ownership of any Company;

(ii)	revaluations of non-current assets;

(iii)	arising from any change in strategy, direction or priority in relation to the business of any Company which results from a change of ownership of any Company; and/or

(iv)	in respect of any reorganisation or restructuring of any Company or any of its assets or undertakings by the Buyer after Completion.

(k)	The Completion NAV shall exclude any amounts in relation to the premium payable under the W&I Policy.

(l)	Nil value shall be ascribed in relation to capitalised acquisition costs relating to the acquisition and development of the Property, capitalised leasing costs or other capitalised costs.

(m)	No Arrears (including service charge arrears) shall be included within the Completion Accounts.

(n)	Tenant deposits and service charge deposits where there is not an equal and offsetting creditor balance shall not be recorded as an asset.

(o)	No asset or liability shall be recognised in respect of any rent free period, capital contribution or other tenant incentive or any lease smoothing or rent equalisation.

(p)	Value shall be attributed to prepayments only to the extent that they represent future economic value to the Target Group after Completion and no value shall be attributed to prepayments in respect of Insurance.

(q)	A liability shall be recognised in respect of any amounts payable to agents, lawyers, or any other advisers in connection with the settlement of the rent review in respect of the Telstra Limited lease of the second floor of the Property and the Tableau Documents, up to the date of Completion.

(r)	A liability shall be recognised in respect of any costs payable by the Target Group in respect of the sale and purchase of the Shares and the Leases Reorganisation and the Pre-exchange Reorganisation, including but not limited to any amounts that would become payable following Completion in respect of such transactions.

(s)	A provision for current period corporation tax shall be included in the Completion Accounts as if the period commencing on the day after the Accounts Date and ending on the Completion Date was an accounting period for tax purposes.

(t)	No asset or liability shall be recognised in respect of deferred tax.

(u)	The Completion Accounts shall include no provision for any liability for Tax on chargeable gains that would arise to the Company were it to make a disposal of the Property after Completion.

(v)	Nil value shall be ascribed to the Generators and other resilience services equipment.

(w)	The availability of Group Relief will not be taken into account in calculating the provision for current period corporation tax referred to in paragraph (s) above.

(x)	An asset shall be recognised in respect of any amounts paid by TIUK in respect of service charge voids for the period from Completion until 24 Dec 2015 to the extent that such amounts have not otherwise repaid or settled.

(y)	In the Completion Accounts the provision for amounts received in advance (i.e. deferred income) by the Company from tenants shall be calculated by dividing the actual quarterly income received by 91.25 days and applying this daily rent to the number of days paid in advance. For the avoidance of doubt, if the Completion Date is 24 November 2015, for the purpose of providing for rents paid by tenants on 29 September 2015, the number of days deemed to be paid in advance shall be 30.5 days (comprising half of 24 November 2015 (the day of completion) through to 24th December 2015).

(z)	The provision for corporation tax for the 2014 accounting period will be reduced by the amount of Group Relief that has been surrendered to Target for the 2014 accounting period as at Completion (but only to the extent that the amount surrendered has not been subsequently reduced by the amendment or withdrawal of any relevant Group Relief claim).

(aa)	No liability shall be recognised in respect of any payment for Group Relief that has been surrendered to Target for the 2014 accounting period.

Part 4

Pro forma Completion Accounts

	Company £’000	Subsidiary £’000	Total Target Group £’000
Agreed share acquisition price

Current assets
Trade debtors
Seller debt
Service charge paid in advance
Receivable from Broadgate Estate

Current liabilities
Trade Creditors
Amounts received in advance from tenants
Corporate tax payable

ESTIMATED NAV

Schedule 7

Buyer Warranties

1	Buyer capacity

The Buyer:

(i)	is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation;

(ii)	has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms; and

(iii)	the obligations expressed to be assumed by it in the Transaction Documents are lawful and valid obligations binding on it in accordance with their terms.

2	No breach

The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(i)	result in a breach of or conflict with any provision of its articles of association (or other constitutional documentation);

(ii)	result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any Applicable Laws.

3	Consents

All consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Buyer which are necessary for the Buyer to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement have been obtained.

4	Proceedings

There are no:

(i)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer;

(ii)	lawsuits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer; or

(iii)	investigations by any governmental or regulatory body which are pending or, to the knowledge of the Buyer, threatened against the Buyer,

and which, in each case, has or could have a material adverse effect on the ability of the Buyer to perform their obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement.

5	Solvency

The Buyer is not subject to bona fide bankruptcy, insolvency, moratorium, controlled management, suspension of payments, court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally in the jurisdiction of its incorporation and no events have occurred which, under Applicable Laws, would be reasonably likely to justify any such proceedings. Furthermore, no resolution has been passed, no meeting has been convened at which a resolution will be proposed nor has any step been taken, for the voluntary liquidation of the Buyer.

Schedule 8

Occupational Leases

See list appended

The Blue Fin Building

Tenancy Schedule

Name/Tenant Name	Level
VM Ware UK Limited	12
Tableau Software UK Limited	11. B
GPUK LLP	11. C
Trinity College London	10. B
Tableau Software UK Limited	09. A
Totaljobs Group Limited	09. B
Time Inc. (UK) Ltd	08. A
07. A
06. A
Tableau Software UK Limited	05. A
ConfirmIt Limited	05. B
Canonical Group Limited	05. C
BAE Systems Applied Intelligence Limited	04. A
Time Inc. (UK) Ltd	03. A
B2.A
B3.A
Babcock Communications Limited	02. A
Giving.com Limited	02. B
Telstra Limited	02. C
Mediaocean Systems Limited	01. A
The Prudential Assurance Company Limited	Retail
Time Inc. (UK) Ltd	B1. A
B2.A, B3.A
BAE Systems Applied Intelligence Limited	B1. B
Tableau Software UK Limited	B1. C
Giving.com Ltd	B1. D
Tortilla	B2. C
Trinity College London	B3. B
Totaljobs Group Limited	B3. C
Instant Offices Limited	Parking
Totaljobs Group Limited	Parking
Telstra Limited	Parking
GPUK LLP	Parking
Omnicom Group	Parking

Schedule 9

Matters requiring Buyer’s consent

1	Property management matters

Without prejudice to paragraph 3 below, the Seller shall not (and shall procure that the Target Group does not) during the period prior to Completion, without the prior written consent of the Buyer:

(a)	dispose of, or grant any right to acquire the Property (or any part of it) or any interest in the Property;

(b)	create or redeem or agree to create or redeem any Encumbrance over the Property or any part of it;

(c)	market the Property;

(d)	serve or acknowledge any notice (whether contractual, common law or statutory or in relation to any proceedings) on any tenant under an Occupational Lease;

(e)	exercise any option right (including, in particular, in respect of the M&G Retail Option);

(f)	grant any lease or right of occupation relating to the Property or any part of it (including underleases under the Time Leases);

(g)	grant, give or issue, or agree to grant, give or issue or formally withhold any licence, consent or approval under any Occupational Lease (provided that the Buyer’s consent shall not be unreasonably withheld or delayed where the Company is under a statutory duty or would otherwise incur liability to any tenant under an Occupational Lease for failing to give such consent or approval);

(h)	vary, or agree to vary, any of the terms of any Occupational Lease or complete any memorandum pursuant to it;

(i)	take any steps to determine or forfeit any Occupational Lease or re-enter any part of the Property which is subject to any Occupational Lease;

(j)	accept any surrender of an Occupational Lease (whether of whole or part);

(k)	waive any breach of covenant or release a tenant under any Occupational Lease from any obligation under the relevant Occupational Lease;

(l)	carry out any works to the Property other than (i) repairs or maintenance involving an aggregate expenditure of less than £100,000, (ii) where the tenant under the relevant Occupational Lease has an unqualified right to call on such works to be carried out in accordance with such Occupational Lease or emergency or (iii) works reasonably required in emergency circumstances to preserve the value of the Property; or

(m)	commence, negotiate, discuss, agree or otherwise settle any rent reviews or arbitration under or in respect of any Occupational Lease.

2	General matters

Without prejudice to paragraph 3 below, the Seller shall not in respect of the Company or the Subsidiary (and shall procure that neither the Company nor Subsidiary shall), during the period prior to Completion, without the prior written consent of the Buyer:

(a)	amend the constitutional documents of the Company or the Subsidiary;

(b)	vary its share capital or the rights attaching to it in any way;

(c)	increase or reduce its issued share capital or convert, sub-divide or consolidate any of its Shares;

(d)	modify or vary any rights attached to its share capital or create, allot, issue, repurchase, redeem or grant an option to subscribe for or call, any share or loan capital;

(e)	declare make or pay any dividend or other distribution other than in respect of cash at bank, other than as permitted under paragraph 3(e) below;

(f)	create, extend, grant or issue a mortgage, charge, debenture, floating charge or other security or Encumbrance over the shares or any assets of the Company or the Subsidiary (other than those arising by operation of law) or allow to crystallise any such security or Encumbrance;

(g)	incur any capital expenditure in excess of £100,000;

(h)	acquire or dispose of any asset, shares or other interest in any company, partnership or other venture or undertaking or participate in any merger, consolidation, amalgamation, de-merger transaction or in any other type of corporate reconstruction, scheme of arrangement or profit-sharing arrangement;

(i)	wilfully assume or incur any material liability, obligation or expense;

(j)	appoint any attorneys, agents or sub-contractors, other than pursuant to this Agreement;

(k)	commence any litigation, compromise any claim or make any admission of liability;

(l)	make any loan or cancel, release or assign any indebtedness owed;

(m)	borrow any money or create any obligation in the nature of borrowings, repay, acquire or make payments out of or drawings on its bank accounts other than in accordance with the its normal practice during the period of 12 months prior to the date of this Agreement;

(n)	enter into, modify or terminate any Material Contract;

(o)	employ any person;

(p)	adopt or participate in any pension scheme;

(q)	amend any insurance policy or settle any claim under any existing insurance policy below the amount claimed;

(r)	vary any terms of any of its permits or authorisations (save to the extent legally required or to prevent them lapsing), permit any such permits or authorisations to lapse or do anything which would make such permits or authorisations void or voidable or incapable of being renewed;

(s)	make any material change in the management and organisation of the Company or the Subsidiary or the manner in which either of them carries out its business;

(t)	file, enter into, waive, amend, withdraw or disclaim any return election, claim or notice made for any Tax purpose save for filing any Tax return of the Company in the ordinary course and consistent with past practice;

(u)	become involved in any transaction, scheme or arrangement the main purpose or object of which is to avoid or reduce a liability for tax or secure a tax advantage (within the meaning of section 697 of the Income Tax Act 2007 or section 732 of the Corporation Tax Act 2010);

(v)	enter into any material correspondence or communication with a Tax Authority or settle or compromise any dispute with a Tax Authority;

(w)	change its auditors or make any changes to the Company’s accounting practices or policies (except where such change is recommended by its auditors as a consequence of a change in generally accepted accounting practices or policies applicable to companies carrying on businesses of a similar nature, or as a consequence of a change in law or regulation) or bring an accounting period to an end;

(x)	make any proposal for the winding-up or liquidation of the Company or the Subsidiary;

(y)	agree to do (or consent to be done) any of the things described in paragraphs (a) to (x) above; or

(z)	withdraw or amend any Group Relief claim for any accounting period ending prior to Completion

3	Exceptions

Notwithstanding the other provisions of this Schedule 9 (Matters requiring Buyer’s consent), during the period prior to Completion, the Seller and the Target Group may, without being in breach of this Schedule 9 (Matters requiring Buyer’s consent), do or refrain from:

(a)	doing anything which is in accordance with the Leases Reorganisation to the extent not completed prior to the execution of this Agreement;

(b)	doing anything which is required in relation to the preparation and submission of the Pre-Completion Returns (provided that, for the avoidance of doubt, the Seller may not bring an accounting period to an end and may not withdraw or amend an Group Relief claim for any accounting period ending prior to Completion);

(c)	doing anything which is expressly directed by the Buyer;

(d)	doing anything which is required under any statutory, regulatory or other legal duty or any contractual obligation entered into before the date of this Agreement;

(e)	declaring a lawful dividend in or distribution of up to £5,000,000; or

(f)	doing anything which is otherwise expressly contemplated in this Agreement or other Transaction Document.

Schedule 10

Pre-exchange Reorganisation

Time Inc. (UK) Blue Fin Holdings Limited (No. 09759756) (the “Seller”) is incorporated as a wholly owned subsidiary of Time Inc (UK) Ltd (“TIUK”).

TIUK subscribes for additional share capital in the Seller for an amount equal to: (i) Estimated NAV; plus (ii) an amount equal to the amount of a dividend to be paid by the Company to the Seller shortly after the date of this Agreement (the “Relevant Amount”). TIUK shall issue loan notes to the Seller for an amount equal to the Relevant Amount in consideration of such subscription (the “TIUK Loan Note”).

TIUK and the Seller enter into the Sale and Purchase Agreement for Seller to acquire all of the beneficial interest in the shares in the Company from TIUK (“Newco SPA”). Consideration for this is settled by the Seller assigning the TIUK Loan Note to TIUK (the TIUK Loan Note is thereby automatically cancelled).

On completion of the Newco SPA, a declaration of trust is entered into under which TIUK agrees to hold all of the shares in the Company as bare trustee for the Seller (the “Declaration of Trust”).

TIUK writes to HMRC claiming s.42 relief on the transfer of the beneficial interest in the shares in the Company from TIUK to the Seller.

As soon as reasonably practicable following completion of the Newco SPA, the Seller directs TIUK to transfer the legal interest in all of the shares in the Company to it. A stock transfer form in respect of all of the shares in the Company for nil consideration is executed under which TIUK transfers the legal interest in these shares to the Seller (the “STF”).

As soon as reasonably practicable after execution of the STF, the Company will hold a board meeting to resolve to update the Company’s statutory books to reflect the Seller as the sole shareholder of the Company, and the Company will then update such statutory books accordingly.

Schedule 11

Third Party Service Agreements

Contractor	Service	Counterparty (current position)	Purchase Order or Contract	Pre-completion action
Indoor Garden	Plant maintenance.	(i) Subsidiary for landlord areas. (ii) TIUK for TIUK leased areas.	Contract	TIUK to amend schedule in agreement between Indoor Garden and Subsidiary to cover the Telstra and Trinity tenant areas.

InfoCash Limited (formerly Calypso)	Cash machines on the 3rd and 11th floors of the Property.	TIUK.	Contract	TIUK to assign the agreement to Subsidiary as it relates to the cash machine on the 11th floor only.

Jacksons Lift Services	Subsidiary uses LECS (UK) Limited as its lift consultant to engage Jackson Lift Services to provide lift engineering services.	Subsidiary (although extension letter mistakenly refers to TIUK).	Contract

TIUK to obtain email confirmation from Jacksons Lift Services that the recipient of the services is Subsidiary notwithstanding the reference to TIUK in the extension letter.

TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

McFarlane Telfer	Maintenance of catering equipment.	TIUK.	Contract	TIUK to assign the agreement to Subsidiary.

Ofcom	Radio Licence.	TIUK.	Contract	TIUK to assign the agreement to Subsidiary.

Principle	Cleaning.	(i) Subsidiary for landlord areas and tenant areas.	Contract	TIUK to agree new schedules with Principle Cleaning that split

Cleaning		(ii) TIUK for TIUK areas and 10th/11th floors.

out the services and fees as follows: (i) landlord areas, tenant areas and 10th/11th floors under Subsidiary agreement; and (ii) TIUK areas under TIUK agreement.

TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

Safeguard	Pest Control.	(i) Subsidiary for landlord and tenant areas. (ii) TIUK for TIUK leased areas and also the fly killer in the catering kitchens.	Contract	TIUK to assign the Safeguard agreement dated 1 July 2014 in relation to the fly killer in the catering kitchens to Subsidiary.

Skanska	M&E.	(i) Subsidiary for landlord areas and tenant areas. (ii) TIUK for TIUK areas and 10th/11th floors.	Contract

TIUK to agree new schedules with Skanska that split out the services and fees as follows: (i) landlord areas, tenant areas and 10th/11th floors under Subsidiary agreement; and (ii) TIUK areas under TIUK agreement.

TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

Sodexo	Mail Room.	TIUK (although agreement is still being negotiated and has not been executed).	Contract

Agreement with Sodexo for the provision of mail services to be split into 2 separate agreements as follows:

(i)     agreement between Subsidiary and  Sodexo for all tenants (other than  TIUK); and

(ii)    agreement between TIUK and Sodexo  for TIUK mail.

Buyer, TIUK and Sodexo to meet to agree approach and commercial terms.

TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

Tateside	Audio-visual.	(i) Subsidiary for landlord areas. (ii) TIUK for TIUK areas and 10th/11th floors.	Contract	TIUK to agree new schedules with Tateside that split out the services and fees as follows: (i) landlord areas and 10th/11th floors under Subsidiary agreement; and (ii) TIUK areas under TIUK agreement.

Zip	Hot/cold water taps.	TIUK for TIUK and tenant areas	Contract	TIUK to split Zip agreement into two separate agreements as follows: (i) tenant areas under Subsidiary agreement; and (ii) TIUK areas under TIUK agreement.

Racsel Elecservice Llorets Schneider	These contractors all supply services in relation to the business continuity services currently provided by TIUK to tenants.	TIUK supplies the business continuity services via equipment owned by TIUK which is installed in the building (both in TIUK’s leased space and in landlord areas where TIUK has access)	Contracts

TIUK to split out the business continuity services agreements (as applicable) between those services to be provided to (i) Subsidiary in respect of the equipment used for the business continuity services to be owned by the Buyer post-completion and (ii) TIUK in respect of TIUK’s remaining equipment. To the extent that TIUK will not continue to receive services under any of the business continuity services agreements post-completion, the relevant agreement will be assigned to Subsidiary.

Racsel - TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

Elecserve - TIUK to procure a signed letter from the contractor substantially in the agreed form confirming that there are no disputes in respect of the contract or any payments thereunder and that there are no invoices outstanding beyond contractual payment terms.

Schedule 12

Resilience Services Agreement Heads of Terms

1.	PROPOSED MANAGEMENT COMPANY

IPC Group Property Management Limited (but binding on successors in title to the freehold)

2.	PROPOSED CLIENT

Time Inc. (UK) Ltd (the “Proposed Client”)

3.	PREMISES HAVING THE BENEFIT OF THE SERVICES

The following areas of the Building:

3.1	3rd floor

3.2	6th floor

3.3	7th floor

3.4	8th floor

3.5	IDF in Basement level 2

4.	BUILDING

Blue Fin Building, 110 Southwark Street, London, SE1 0SU

5.	BUILDING SERVICE

Provision of Resilient power supply and 24/7 cooling to Time Inc. (UK) Ltd Data Centre and Comms. Rooms (UPS, generator supply, C Matic, BMS and chilled water supply).

6.	MANAGEMENT CHARGE

15% of the agreed annual fee

7.	SCOPE OF SERVICE

7.1	Provide resilience Services to Time Inc. (UK) Ltd’s Data Centre located on the 3rd floor of the Building and Comms. Rooms on each floor together with on-floor provision on the 3rd, 6th,7th and 8th floors within the Time Inc. (UK) Ltd demised premises. The services to conform to a Tier II and Tier III standard as defined by the UP Time institute. The Business Resilience services will include the following;

7.1.1	24/7 chilled water supply

7.1.2	UPS and Generator back up support

7.1.3	Service and support of 160A Generator and UPS tap-off supplies

7.1.4	Service and support of 160A UPS Tap-off supplies

7.1.5	BMS control support for comms room and chilled water systems

7.1.6	Electrical monitoring and metering of subsidiary tap offs and comms room supply and reporting

7.1.7	24/7 alarm monitoring (including texts and e mails)

7.2	Time Inc. (UK) Ltd to be consulted in advance if the management company’s maintenance contractors engaged to service the Business Resilient Systems are replaced.

8.	VARIATION TO SCOPE OF SERVICES

Should the Proposed Client wish to vary the scope of resilience services from time to time, post December 2016 the Management Company agrees to consider these requests having regard to the level of demand for resilience services from other occupiers within the building, and should any variations be made the apportionment of costs will be adjusted accordingly on a fair and reasonable basis amongst all users of the services.

9.	SERVICE FEE

Time Inc. (UK) Ltd shall pay to the Proposed Management Company or its nominee an annual fee of £150,000 (the “Fee”) for the services under the Resilient Services Agreement (which shall be pro-rated for the period from Completion until 31 December 2015).

The Fee will be invoiced and paid by equal quarterly payments, in advance on the first day of January, April, July and October in each year except for the period from Completion to 31 December 2015 which shall be invoiced on Completion.

Post Dec 2016, Time Inc. (UK) Ltd will pay a fair and reasonable proportion of the total cost of the Proposed Management Company providing the Business Resilience Services to all tenants in the Building, to include the management charge set out above and to be agreed with Time Inc. (UK) Ltd in writing prior to 31 December 2016

10.	TERM

The term will commence on Completion and shall continue, subject to termination rights to be agreed in the contract, until 31 December 2025 (co-terminus with Time Inc. (UK) Ltd’s occupational leases). The landlord may not terminate save for material breach.

11.	COSTS

The Buyer is to bear the cost of installing a BMS head end in a Landlord area. Time Inc. (UK) Ltd will provide a head end with multiple access to allow the Landlord visibility of all meters connected to the Business Resilient Systems.

12.	LIABILITY

The Landlord and the Proposed Management Company’s liability shall be limited to the amount of the Management Charge.

13.	VAT

All sums payable by the Proposed Client are to be exclusive of VAT.

Schedule 13

Inventory

[See list appended]

Loose Furniture Inventory

Floor	Area	Qty	Item Description
10	PBC	9	White Stacking Chairs
		6	White 1200 × 800 folding table
		2	White 800 folding half round table

	Theatre (Outside)	4	White Leather Arm Chairs
		2	Glass Coffee tables

	Theatre Control Room	2	Black Vitra task chairs
		2	1130×900 Triumph Cupboards
		1	Pedestal

	Theatre	70	Fixed red leather chairs
		28	Moveable red leather chairs

	Futura	3	2000 × 1000 oak meeting table
		10	White Leather Meeting Chairs

	Garamond	2	2000 × 1000 oak meeting table
		7	White Leather Meeting Chairs

	Helvetica	1	1600 × 2400 glass Meeting Table
		10	White Leather Meeting Chairs
		1	3 Unit Credenza

	Palatino	1	1600 × 2400 glass Meeting Table
		10	White Leather Meeting Chairs
		1	3 Unit Credenza

	Rockwell	1	1600 × 2400 glass Meeting Table
		10	White Leather Meeting Chairs
		1	3 Unit Credenza

	Sabon	1	1600 × 2400 glass Meeting Table
		10	White Leather Meeting Chairs
		1	3 Unit Credenza

	Times	1	2400 × 2400 glass meeting table
		12	White Leather Meeting Chairs
		1	3 Unit Credenza

	Baskerville	3	2000 × 1000 oak meeting table with AV
		1	2000 × 1000 oak meeting table
		14	White Leather Meeting Chairs
		1	4 Unit Credenza

	Clarendon	3	2000 × 1000 oak meeting table with AV
		14	White Leather Meeting Chairs
		1	4 Unit Credenza

	Meeting Suite Corridors	2	White Leather Meeting Chairs
		1	2000 × 1000 oak meeting table with AV
		8	White Leather Arm Chairs
		4	Glass coffee tables
		1	Arch shape sectional leather Sofa (Red)
		1	3 seater Leather Sofa (White)
		2	White Leather arm chairs (Matching 3 seater sofa)
		1	Coffee table 800 × 600
		3	2000 × 1000 oak meeting table
		19	Poser Tables
		4	Dark brown leather meeting chairs
		2	Glass coffee Tables
		6	Low level glass and chrome magazine racks
Various Artwork
		2	Black Vitra task chairs
		1	Reception desk 4680×1000

	Terrace Dining Room	1	Oval wooden table
		10	White Leather Meeting Chairs
		1	3 unit Credenza
		1	2 unit Credenza

Loose Furniture Inventory

Floor	Area	Qty	Item Description
11	Restaurant	29	White top table 1600 × 790
		4	White top table 790 × 790
		110	Blue Stacking chairs
		14	White Stacking Chairs
		2	Wooden Oak Table 1600 × 700
		1	Wooden Oak Table 2380 × 700
		1	Wooden Oak Table 1670 × 701
		4	Wooden Oak Bench 1600 × 430
		2	Wooden Oak Bench 2380 × 431
		2	Wooden Oak Bench 1670 × 432

	Blue Sky Space	25	Brown/Grey top table 1400 × 790
		4	Brown/Grey top table 790 × 790
		111	Silver Stacking Chair
		14	Brown/Grey Round table 1050
		60	Wooden Stacking Chair
		3	Glass round bistro tables
		9	Black tub chairs

	Kitchen	5	Aluminium racking 1550 × 600
		2	1130×900 Triumph Cupboards
		2	Desk pedestal units

12	Baxter Storey Alcohol store	7	Triumph open back racking 450×900×1970
		1	Grey Triumph cupboard with doors 420×910×1940

BL3	Chemical Store	3	Triumph 2175×900 high Cupboards
		1	Triumph open back racking 450×900×1970
		1	Meeting Room Chair

	Dry Store	4	Wooden Magazine Racks
		4	Aluminium racking 1550 × 600
		1	Stainless rack 1200 × 600
		7	Triumph open back racking 450×900×1970
	Vending Store	8	Triumph open back racking 450×900×1970

10	Test Kitchen	4	Lec Fridges
		2	Lec Freezers
		4	White Bar stools
		6	White Stacking Chairs
		1	900 mm Herman Miller desk
		1	800 mm diameter white table
		1	Mobile kitchen workstation 1600 × 800

Asset List For 10th and 11th Floors

Dated 30/09/15

10th floor Auditorium:

Panasonic Projector DLP PT-DZ870ELK

Polycom Soundstation2

Ceiling speakers × 5

Sub Speaker (Wall Installed)

Crestron Capture HD-Pro

Samsung TV/Monitor 40”

Extron Lectern Video Amplifiers × 2

Dell Lectern and Comfort Monitors × 4

Yamaha Mixing Desk MG24

Smart USB 2.0 Extender

Microcue2 USB Theatre clicker system

Logitech USB PTZ BCC950 Web Camera × 2

Logitech USB remote clicker × 2

Lectern × 2

Lectern Mics × 2

Sony HD-SDI Camera

Kramer presentation Switcher VP-727

Kramer presentation controller VP-747

Mid-Atlantic Rack

Sennheiser Radio Mic Receivers EW-100 G3 × 4

Sennheiser Radio Mic Lavalier × 4

Sennheiser Radio Mic Hand held × 4

Crestron Pro2 Processor

Crestron Touch Panel

Crestron TP MC-CH-IMC

LG Blu Ray Player

Sound Processor XAP 800

Sound Processor TH2

Cloud Power Amp CX-A6

Denon Surround Sound Receiver AVR3806

2 × 42U Comms Racks

Cat6a Structured Cabling system

11th Floor AV Rack:

Structured Cabling system

Kramer presentation switcher/scler VP-728

Kramer HDMI 1:8 Dist Unit VM-28H

Kramer 2 In HDMI 1:4 Dist Amp Unit VM-24

Kramer HDMI Line TXUnit PT-571 × 2

Netgear 24 port smart switch GS724T

Humax Freesat Receiver

RTI Advance Central processor XP6

Bose Control space ESP-880

QSC Amp RMX 1450 × 2

QSC Dual Monaural Supply RMX 5050

LG 50PK350 TVs × 3

Sharp 70” TV LC-70LE741E

Bose Panaray 502B Acoustimass Bass Module × 2

Bose Panaray 502A Loud Speakers × 4

10th floor Meeting rooms:

Baskerville and Claradon:

NEC 50” Display Monitor × 3

Crestron AV2 Processor

Extron MAV AV Matrix switcher

XAP 800 Clearview Sound Processor

Cloud CX-A4 Power Amp

Extron MUX VGA/Audio Switcher

Art Accessories Headphone Amp

VSX 7000 VC system

Extron VGA Amp × 2

Crestron Touch Panel 1550C

Mid Atlantic rack × 3

Projector NEC2000

Projector Motorised Cradle

Electric Projector screen

Futura and Garamond:

R300 Power Amp

Crestron Processor CP2E

NEC 42” Display Monitor

Kramer VS55-A

Crestron 1550 C Touch Panel

Crestron Processor MC2E

Christie Projector LX-55

Electric Projector Screen

Projector Motorised Cradle

Helvetica:

NEC 50” Display Monitor

Crestron processor MC2E

Mid Atlantic Rack

Crestron Patch Panel 1550C

Crestron TP5 IMPC

Kramer zero gravity feed desk panel

Palatino:

NEC 50” Display Monitor

Crestron processor MC2E

Mid Atlantic Rack

Crestron Patch Panel 1550C

Crestron TP5 IMPC

Kramer zero gravity feed desk panel

Rockwell:

NEC 50” Display Monitor

Crestron processor MC2E

Mid Atlantic Rack

Crestron Patch Panel 1550C

Crestron TP5 IMPC

Kramer zero gravity feed desk panel

Sabon:

NEC 50” Display Monitor

Crestron processor MC2E

Mid Atlantic Rack

Crestron Patch Panel 1550C

Crestron TP5 IMPC

Kramer zero gravity feed desk panel

Times:

NEC 50” Display Monitor

Crestron processor MC2E

Mid Atlantic Rack

Crestron Patch Panel 1550C

Crestron TP5 IMPC

Kramer zero gravity feed desk panel

Press Briefing Room:

NEC 37” Display Monitor

Ceiling speakers × 4

Marantz Power Amp

11th floor kitchen		Hospitality 10th

cooking utensils		rerefrigeration units	4
trays metal various	166	trays various	30
serving equipment	90	pots various	40
pots various	46	cooking utensils	35
serving utensils	200	serving equipment	50
chopping boards	30	bins	4
racks	16	coffee machine	2
trolleys	9	ice machine	1
baking equipment	46	water boiler	1
bins		trolley	10
induction hobs	2	racks	2
tabels mobile metal	3	dishwasher	1
refridgeration units	12	microwave	1
slicer	1	blender	1
dishwasher	1	fryer	1
blender	3	chopping boards	7
veg prep machine	1
fryers	3
undercounter oven	2	Basement Level 3
ovens	5	freezer units	3
pasta boiler	1	racking	6
salamander	1	crockery various	250
slid top range	1	serving equipment	30
4 ring burner	1	serving utensils	45
freezer units	4	boards	4
blast chiller	1	display equipment	30
hot counter unit 3 parts	1	water boiler	4
hot box	1	soup tureen	4
microwave	1	juice dispenser	1
flour bins	4	light equipment	5
deli		trolley	3
panini grill	2	glassware various	70
refrideration unit	2
hot box	1

11th floor FOH			Hospitality 10th FOH
Marketing & Merchandise
			Forks	461
Wooden crates	27		Knife	473
Wooden Logs	4		Spoons	250
Menu Boards	13		teaspoons	351
regency frames	6		Bowls	464
Easel	1		Cake Stands	11
wicker basket	8		Champagne flutes	192
wooden stands	5		Wine glass	232
Antique Suitcase	2		Water glass	202
Antique Typewriter	1		High Ball Glass	66
Antique Coffee Grinder	1		Plates	857
wooden Paddle baords	8		Saucers	310
Antique weighing scales	1		Coffee Cups	208
Cake stands	6		Flasks	42
			Milk Jugs	36
			Serving Utensils	47

Cutlery			Coffee Bar
Stainless steel Knives	150	560 cutlery	Coffee Machine Black & White	2
Stainless steel Forks	200		Sliding fridge	2
Stainless steel Spoons	60		wine refrigerator	1
Stainless steel Teaspoons	150

Servery			Terrace Bar
White Plates	175		Sliding fridge	2
Serving tray	1000

Enamel dishes mini	60	290 serving dishes
Balti curry dishes	130
mini pasta dishes	100

Servery utensils	22
Servery dishes	26
	1
Zumex juicer	1
Blendtec juicer	7
Tills

Site Name      Time Inc. (UK) Ltd

Contact Name Mr Tony Floyde      020 3148 5022

Location Address Blue Fin Building, 110 Southwark Street, London, SE1 OSU Contract Ref Main

EQUIPMENT

#	Survey Date	Generic Description	Make	Model Description	Condition	Model No	Serial No	Asset No	Location	Disp. Date	Tpa
0	11/03/2015	Customer Relations E			Green						1

0	15/05/2013	Gas Safety Certificate									1

1	15/05/2013	Dishwasher Rack	Winterhalter	Dishwasher Rack	Amber	MTR2-SMM	542178	40583	11th Floor Dishwash		2

2	15/05/2013	Waste Disposal Unit		Tyco				40584	11th floor Dishwash		2	EXCL

3	15/05/2013	Conveyor	Trak Hupfer		Amber		22352253	40582	11th Floor Dishwash		2

4	15/05/2013	Carousel	Bespoke (unknwn)ow	Carousel	Green	Bespoke	(unkn Bespoke (unknown)	40585	11th Floor Dishwash		2

5	15/05/2013	Toaster Conveyor	Burco	BCTSCNV01	Green		444448554	40586	11th Floor Main Kitch		1

6	15/05/2013	Toaster Conveyor	Burco	BCTSCNV01	Green		444448554	40587	11th Floor Main Kitch		1

7	15/05/2013	Mixer, Floor standing	Hobart	Mixer, Floor standin	Amber	Hobart	97-0180-924	40599	1th Floor Main Kitche		1

8	15/05/2013	Slicer		Atena BF350A		01/2007	4077	40600	11th Floor Main Kitch		1

9	15/05/2013	Grill Contact	Dualitt	Panini L	Amber		70113240	40598	11th Floor Main Kitch		2

10	15/05/2013	Range 4 Burner	Bonnet	Range 4 Burner	Amber	Bonnet	P46138023	40615	11th Floor Main Kitch		2

11	15/05/2013	Bratt Pan Electric	Bonnet	Bratt Pan Electric	Red	B-B9P.SA50.E	P46406649	85971	11th Floor Main Kitch		2

12	15/05/2013	Boiling Pan Electric	Bonnet	B-B9PMA BM 110E	Amber		P46204233	40613	11th Floor Main Kitch		2

16	15/05/2013	Fryer, double Electric	Bonnet	Fryer, Electric	Red	B-B9P.FR25D	P46312289	40612	11th Floor Main Kitch		2

17	15/05/2013	Fryer Electric	Bonnet		Red	B-B9PFR25SC	P075379

18	15/05/2013	Solid Top	Bonnet	Solid Top	Amber	Bonnet	Bonnet	40610	11th Floor Main Kitch		2

19	15/05/2013	Veg Prep Machine	Hobart	VPU100	Amber		76-1162323	40565	11th Floor Main Kitch		1

20	15/05/2013	Blender, Stick	Robot Coupe	MP450 Ultra	Amber		F4870113801	40588	11th Floor Main Kitch		1

21	15/05/2013	Microwave	Panasonic	PRO II NE1540	Amber		NE1540	40590	11th Floor Main Kitch		1

22	15/05/2013	Water Boiler - Counter	Lincat	Water Boiler - Counter	Amber	Lincat	21119286	48493			2

24	15/05/2013	Servery counter, hot	Essex Fabricatio	Servery counter, hood	Amber	800	EN60335-1	40609	11th Floor Servery		1

25	15/05/2013	Servery counter, hot	Essex Fabricatio	Servery counter, hood	Amber	800	no data	40608	85985		1

26	15/05/2013	Servery counter, hot	Essex Fabricatio	Servery counter, hood	Amber	800	EN60335-1	40607	11th Floor Servery		1

27	15/05/2013	Heated Display	Bespoke (unknown)		Amber			40605	11th Floor Servery		1

28	15/05/2013	Soup Well Electric	Mobile	NIEUW UK	Amber		8.2057	40601	11th Floor Servery		1

29	15/05/2013	Soup Well Electric	Mobile	NIEUW UK	Amber	12936	8.2057	40602	11th Floor Servery		1

31	15/05/2013	Hot Cupboard Electric	Essex Fabricatio	Hot Cupboard Electric	Amber	n/a	0800-02	40579			1

32	15/05/2013	Carving Unit	Essex Fabricatio		Amber	60335-1	Carving Pad	40580	11th Floor Servery		1

35	15/05/2013	Glass Washer	Winterhalter			GS202	830013	40578	11th Floor Coffee Bar		2	REMO

36	15/05/2013	Oven Combi Electric	Convotherm	Oven Combi Electric	Green	Convotherm	EB101893000A00	40575	10th Floor Hospitality		2

37	15/05/2013	Grill Contact	Bonnet		Green			40562	10th Floor Hospitality		2

38	15/05/2013	Microwave	Panasonic		Green			44502	10th Floor Hospitality		1

39	15/05/2013	Hot Cupboard Electric	Hatco	RGAM-36D	Amber		3408870703	40573	10th Floor Hospitality		1

40	15/05/2013	Dishwasher U/counter	Winterhalter	Dishwasher Hood	Amber	GS502	535361502	39765	10th Floor Hospitality		2

41	15/05/2013	Microwave	Panasonic	Pro II	Green	NE1540		40566	10th Floor Hospitality		1

42	15/05/2013	Insectocutor							Basement 3		1	EXCL

43	30/04/2014	Grill Contact	Dualitt	Grill Contact	Amber	Dualitt	Dualitt	44505	11th Floor		2

44	30/04/2014	Grill Salamander Elect	Bonnet	Grill Salamander G	Amber	100F12	606168	44504	11th floor kitchen		2

45	18/03/2015	Oven Combi Electric	Rational						11th floor kitchen		2

46	18/03/2015	Oven Combi Electric	Rational						11th floor kitchen		2

47	18/03/2015	Oven Combi Electric	Rational						11th floor kitchen		2

48	18/03/2015	Orange Juice machine	Zumex	Orange Juice					11th floor kitchen		2

49	18/03/2015	Grill Contact	Dualitt	Panini machine					11th floor servery

Refridgeration & Freezers

1	04/03/2013	Fridge, upright	Foster	PREMG-1350H	Amber	380g - R134	E5186225	39417	11th Floor Main Kitch	2

2	04/03/2013	Freezer Upright	Mondial	Freezer Upright	Amber	320g R404	52121	39984	11th Floor Main Kitch	2	EXCL

3	04/03/2013	Fridge, upright	Foster	PROG600H	Amber	380g - R134	E5100808	40330	11th Floor Main Kitch	2

4	04/03/2013	Fridge, Counter type	Foster	PREMG1350M	Amber	380g - R134	E5186221	40331	11th Floor Main Kitch	2

5	04/03/2013	Fridge, Counter type	Foster	PREM 1/2H	Amber	360g - R134	E5186217	39423	11th Floor Main Kitch	2

6	04/03/2013	Blast Chiller	Foster	Blast Chiller	Amber	BC36	E5309910	39419	11th Floor Main Kitch	2

7	04/03/2013	Fridge, Prep table	Foster	Fridge, Prep table	Amber	360g - R134	E5186222	40326	11th Floor Main Kitch	2

8	04/03/2013	Coldroom (integral)	Searl	Coldroom (integral)	Amber	TG4-5	370096	40329	11th Floor Main Kitch	2

9	04/03/2013	Coldroom (integral)	Foster	Coldroom (integral)	Amber	R404	R404	40328	11th Floor Main Kitch	2

10	04/03/2013	Fridge, Prep table	Foster	Fridge, Prep table	Amber	R134	E5186223	40327	11th Floor Main Kitch	2

11	04/03/2013	Fridge, 2/3/4 door counter	Foster	Fridge, 2/3/4 door c	Amber	370g - R134	E5186218	39416	11th Floor Main Kitch	2

12	04/03/2013	Fridge, upright	Foster	PREMS1000H	Amber	450g - R134	E5145286	39418	11th Floor Main Kitch	2

13	04/03/2013	Servery counter, cold			Amber	R404		39985	11th Floor Main Kitch	2

14	04/03/2013	Fridge, Prep table	Foster	Fridge, Prep table	Amber	Foster	E5186220	40325	11th Floor Main Kitch	2

15	04/03/2013	Coldroom (integral)	Coldroom (integralr)	Coldroom (integral)	Amber	R404	R404	39422	11th Floor Main Kitch	2

16	04/03/2013	Fridge, Prep table	Fridge, Prep table	Fridge, Prep table	Amber	Prem1/3H	E5186219	40324	11th Floor Main Kitch	2

18	04/03/2013	Servery counter, cold			Amber			40333	11th Floor Servery	2

19	04/03/2013	Servery counter, cold	Servery counter,	Servery counter, co	Amber	R404	R404	40334	11th Floor Servery	2

20	04/03/2013	Fridge, 2/3/4 door counter	Fridge, 2/3/4 do	Fridge, 2/3/4 door c	Amber	R404	R404	40335	11th Floor Servery	2

21	04/03/2013	Chilled Cabinet		Sandwich	Amber	R404		40336	11th Floor Servery	2

22	04/03/2013	Chilled Cabinet		Sandwich	Amber	R404		40337	11th Floor Servery	2

23	04/03/2013	Chilled Cabinet		Sandwich	Amber	R404		40338	11th Floor Servery	2

24	04/03/2013	Chilled Cabinet		Sandwich	Amber	R404		40339	11th Floor Servery	2

25	04/03/2013	Bottle Cooler	Bespoke (unknow)	Bottle Cooler	Amber	R404	R404	39412	11th Floor Coffee Bar	2

27	04/03/2013	Servery counter, cold	Bespoke (unknow)			R404		39413	11th Floor Coffee Bar	2	EXCL

28	04/03/2013	Bottle Cooler	Bespoke (unknow)	Bottle Cooler	Amber	R404	R404	39414	11th Floor Coffee Bar	2

29	04/03/2013	Freezer, u-counter sin	Williams		Amber	LA135SS	0702/481685	39898	11th Floor Coffee Bar	2

30	04/03/2013	Ice Maker	Scotsman	Ice Maker	Amber	290g - R134	ADB26835	39892	10th Floor Hospitality	2

31	04/03/2013	Bottle Cooler	Foster	PREMG 600H	Amber	380g - R134	E5184307	39897	10th Floor Hospitality	2

32	04/03/2013	Fridge, upright	Foster	Fridge, upright	Amber	380g - R134	E5186226	39896	10th Floor Hospitality	2

33	04/03/2013	Fridge, Prep table	Foster	PREM 1/3H	Amber	315g - R134	E5184511	39895	10th Floor Hospitality	2

34	04/03/2013	Coldroom Freezer (re	Coldroom Freez	Coldroom Freezer (	Amber	R404	R404	40340	Basement 3	2

35	04/03/2013	Freezer Upright	Mondial	ECA2976131	Amber	320g - R404	521212006	40341	Basement 3	2

36	04/03/2013	Freezer Upright		ECA2976131 KICM	Amber	320g - R404	52121208	40342	Basement 3	2

37	11/03/2015	Freezer Upright	Siemans	DUPLICATE (5183)	Amber	FD8612	9000103531	39891	10th floor	2	EXCL

38		Ice Maker	ice-o-matic	Ice Maker					11th Floor Coffee Bar

39		Sliding fridge	Prodis	Bottle drinks Glass					11th Floor Coffee Bar

40		Sliding fridge	Prodis	Bottle drinks Glass					11th Floor Coffee Bar

41		Sliding fridge	Prodis	Bottle drinks Glass					10th Floor Terrace

42		Sliding fridge	Prodis	Bottle drinks Glass					11th Floor Terrace

EXECUTION PAGE

Signed by for and on behalf of Time Inc. (UK) Blue Fin Holdings Limited	) ) )	/s/ Jeffrey John Bairstow

Duly authorised person

Signed by for and on behalf of Time Inc. (UK) Ltd	) ) )	/s/ Marcus Alvin Rich

Duly authorised person

Signed by for and on behalf of Time Inc.	) ) )	/s/ Jeffrey John Bairstow

Duly authorised person

Signed by for and on behalf of Blue Fin UK Limited	) ) )	/s/ Christopher Philip Carter Keall /s/ Alison Jane Lambert

Duly authorised person